Exhibit 2.1

ASSET PURCHASE AGREEMENT

among

MOHAWK GROUP HOLDINGS, INC.

and

TRUWEO, LLC

as Purchaser

and

9830 MACARTHUR LLC,

RELIANCE EQUITIES GROUP, LLC, AND

ZN DIRECT LLC

as Sellers

and

JELENA PUZOVIC

as Founder

Dated as of December 1, 2020

Section 7.3	Indemnification Procedure	44
Section 7.4	Certain Limitations	46
Section 7.5	Materiality Qualifiers	47
Section 7.6	Indemnification as Sole Remedy	47
Section 7.7	Investigation	47
Section 7.8	Satisfaction of Indemnification Claims	47
Section 7.9	Tax Treatment of Payments	47

ARTICLE VIII MISCELLANEOUS		48

Section 8.1	Notices	48
Section 8.2	Expenses	48
Section 8.3	Entire Agreement	48
Section 8.4	No Third-Party Beneficiaries	49
Section 8.5	Assignments	49
Section 8.6	Amendment; Waiver	49
Section 8.7	Agreement Controls	49
Section 8.8	Severability	49
Section 8.9	Governing Law	49
Section 8.10	Consent to Jurisdiction; Service of Process; Waiver of Jury Trial	49
Section 8.11	Admissibility into Evidence	50
Section 8.12	Specific Performance	50
Section 8.13	Other Remedies	50
Section 8.14	Rules of Construction	50
Section 8.15	Counterparts; Deliveries	51

SCHEDULES

Schedule 1.1-AAA	Acquired Amazon Accounts
Schedule 1.1-AM	Acquired Marks
Schedule 1.1-EAA	Excluded Amazon Accounts
Schedule 1.1-EAL	Excluded Amazon Listings
Schedule 1.1-K	Knowledge Persons of Sellers
Schedule 2.1(a)(i)	Acquired Contracts
Schedule 2.1(a)(ii)	Transferred IP
Schedule 2.1(a)(vi)	Credits and Prepaid Deposits related to Specified Inventory
Schedule 2.1(b)(v)	Excluded Contracts
Schedule 2.1(b)(x)	Other Excluded Assets
Schedule 2.2(b)(xii)	Certain Other Excluded Liabilities
Schedule 2.5(h)	Consents
Schedule 2.8(b)	Monthly Inventory Repayment Report
Schedule 5.11(b)	Sample Settlement Payment Reconciliation Report
Schedule 5.11(c)	Sellers Transition Inventory

Schedule 5.12	Product Recalls

DISCLOSURE SCHEDULES

Schedule 3.1	Seller Jurisdictions
Schedule 3.2	No Violations
Schedule 3.3	Consents and Approvals; Permits
Schedule 3.5(a)	Financial Statements; Accounting and Internal Controls
Schedule 3.8	Absence of Changes or Events
Schedule 3.9(a)(i)	Certain Excluded Assets
Schedule 3.9(a)(ii)	Seller Affiliates
Schedule 3.9(c)	Physical Location of Acquired Assets
Schedule 3.10(a)	Intellectual Property (Owned)
Schedule 3.10(b)	Intellectual Property (Licenses)
Schedule 3.10(c)	Intellectual Property (Trade Secret; Confidentiality)
Schedule 3.10(d)	Intellectual Property (Employee Assignments)
Schedule 3.10(e)	Intellectual Property (Claims Challenging Ownership, Etc.)
Schedule 3.10(g)	Intellectual Property (Ecommerce Assets Security Precautions)
Schedule 3.10(h)	Intellectual Property (Compliance with Privacy Requirements)
Schedule 3.11	Material Contracts
Schedule 3.12	Litigation
Schedule 3.15	Material Suppliers
Schedule 3.16	Products

EXHIBITS

Exhibit A	Note

Exhibit B	Bill of Sale and Assignment and Assumption Agreement

Exhibit C	Trademark Assignments

Exhibit D	Trademarks License Agreement

Exhibit E	Inventory Statement

Exhibit F	Lock-Up, Voting and Standstill Agreement

Exhibit G	Selling Stockholder Questionnaire

ASSET PURCHASE AGREEMENT

This ASSET PURCHASE AGREEMENT (as may be amended, restated, supplemented or otherwise modified in accordance with Section 8.6, this “Agreement”), dated as December 1, 2020, is among (i) Mohawk Group Holdings, Inc., a Delaware corporation (“Parent”), and Truweo, LLC, a Delaware limited liability company and wholly owned subsidiary of Parent (“Acquisition Sub” and together with Parent, “Purchaser”), and (ii) 9830 Macarthur LLC, a Wyoming limited liability company (“9830”), Reliance Equities Group, LLC, a Wyoming limited liability company (“Reliance”), ZN Direct LLC, a Wyoming limited liability company (collectively with 9830 and Reliance, “Sellers” and each, a “Seller”), and (iii) Jelena Puzovic (f/k/a Jelena Barbaric) (“Founder”).

RECITALS

WHEREAS, Founder, directly or indirectly, owns all of the issued and outstanding equity interests in Sellers and will derive a substantial benefit from the Transactions;

WHEREAS, Sellers are engaged in the e-commerce business under the brands Mueller, Pursteam, Pohl and Schmitt, and Spiralizer, which is conducted through certain channels or websites, including amazon.com (the “Business”); and

WHEREAS, Sellers desire to transfer to Purchaser and/or Purchaser Designees, and Purchaser desires to (or to cause the Purchaser Designees to) acquire and assume from Sellers, all of the Acquired Assets and the Assumed Liabilities, free and clear of all Liens other than Permitted Liens and otherwise on the terms and subject to the conditions set forth herein.

AGREEMENT

In consideration of the foregoing and the mutual representations, warranties, covenants and agreements contained herein, as well as other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the Parties agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1    Certain Defined Terms. For purposes of this Agreement:

“2021 Contribution Margin” has the meaning set forth in Section 2.9(a).

“3PL” means third party logistics provider.

“9830” has the meaning set forth in the Preamble.

“Accountant” has the meaning set forth in Section 5.1(a).

“Acquired Amazon Accounts” means those certain Amazon accounts set forth on Schedule 1.1-AAA and doing business under the names listed adjacent to such accounts, and the related Amazon Business Services Agreements.

“Acquired Assets” has the meaning set forth in Section 2.1(a).

“Acquired Contracts” has the meaning set forth in Section 2.1(a)(i).

“Acquired Marks” means the Trademarks set forth on Schedule 1.1-AM.

“Acquisition Sub” has the meaning set forth in the Preamble.

“ACT” has the meaning set forth in Section 3.23(a).

“Actual Closing Inventory” has the meaning set forth in Section 2.8(a).

“Actual Closing Inventory Paid Amount” means, in respect of any given SKU of Specified Inventory, the aggregate amount of Costs that have been paid by Sellers as of the Closing for the Actual Closing Inventory.

“Actual Closing Inventory Payable Amount” means, in respect of any given SKU of Specified Inventory, the aggregate amount of Costs that Sellers have not paid (and for which Purchaser will be responsible for hereunder) as of the Closing for the Actual Closing Inventory.

“Actual Closing Inventory Repayment Amount Per SKU” means, in respect of any given SKU of Specified Inventory, (a) the Actual Closing Net Inventory Value divided by (b) the Actual Total Units, as of the Closing.

“Actual Closing Inventory Value” means, in respect of any given SKU of Specified Inventory, an amount equal to (a) the Cost per unit multiplied by (b) the Actual Closing Inventory for such SKU.

“Actual Closing Net Inventory Value” means, in respect of any given SKU of Specified Inventory, an amount equal to (a) the Actual Closing Inventory Value less (b) Actual Closing Inventory Payable Amount.

“Actual Post-Closing Inventory Adjustment Amount” means an amount equal to (a) the Aggregate Actual Closing Net Inventory Value less (b) the Aggregate Estimated Closing Net Inventory Value.

“Actual Total Units” means, in respect of any given SKU of Specified Inventory, the sum of the number of units ordered, in transit, at Amazon and at all 3PL or other facilities as of the Closing.

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly controls, is controlled by or is under common control with such Person. As used herein, the term “control” means: (i) the power to vote at least 10% of the voting power of a Person, or (ii) the possession, directly or indirectly, of any other power to direct or cause the direction of the management and policies of such a Person, whether through ownership of voting securities, by contract or otherwise. For greater certainty and without limiting the foregoing, Founder is an Affiliate of Sellers.

“Affiliated Group” means an affiliated group as defined in Section 1504 of the Code (or analogous combined, consolidated or unitary group defined under state, local or foreign income Tax Law).

“Aggregate Actual Closing Inventory Payable Amount” means the aggregate of the Actual Closing Inventory Payable Amount across all SKUs of Specified Inventory.

“Aggregate Actual Closing Inventory Value” means the aggregate of the Actual Closing Inventory Value across all SKUs of Specified Inventory.

“Aggregate Actual Closing Net Inventory Value” means an amount equal to (a) the Aggregate Actual Closing Inventory Value less (b) the Aggregate Actual Closing Inventory Payable Amount.

“Aggregate Estimated Closing Inventory Payable Amount” means the aggregate of the Estimated Closing Inventory Payable Amount across all SKUs of Specified Inventory.

“Aggregate Estimated Closing Inventory Value” means the aggregate of the Estimated Closing Inventory Value across all SKUs of Specified Inventory.

“Aggregate Estimated Closing Net Inventory Value” has the meaning set forth in Section 2.3.

“Agreement” has the meaning set forth in the Preamble.

“Allocation Schedule” has the meaning set forth in Section 5.1(a).

“Amazon” means Amazon.com, Inc., a Delaware corporation, and its worldwide Affiliates.

“Amazon Account” means any Acquired Amazon Account or Excluded Amazon Account.

“Amazon Advertising Reports” means Amazon reports that identify per-SKU advertising costs on the Amazon platform, and specifically does not include general on Amazon or off-Amazon advertising.

“Amazon Business Services Agreements” means the terms of service agreements relating to the Acquired Amazon Accounts and the Excluded Amazon Accounts.

“Amazon Detailed Transaction Report” means the report found in the Amazon Seller Central account that lists all recorded Amazon transactions for a given period.

“Amazon Fulfillment Fees” means, in the aggregate, all of the per SKU fees charged by Amazon associated with individual transactions in the Amazon Detailed Transaction Report, including selling fees and fulfillment fees. For the avoidance of doubt, any fees charged by Amazon that are not SKU specific shall be excluded from the definition of Amazon Fulfillment Fees.

“Amazon Paid Media Costs” means, in the aggregate, all of the per SKU advertising costs paid, without duplication, to Amazon that are either listed in the Amazon Detailed Transaction Report or in the Amazon Advertising Reports. For the avoidance of doubt, any paid media costs charged by Amazon (e.g., Headline Advertising Costs) that are not SKU specific shall be excluded from the definition of Amazon Paid Media Costs.

“Amazon Sales” means, in the aggregate, all of the per SKU sales itemized by Amazon associated with individual transactions in the Amazon Detailed Transaction Report. For the avoidance of doubt, and sales income received that is not SKU specific shall be excluded from the definition of Amazon Sales.

“Amazon Seller Central” means the Amazon seller central portal, platform and service.

“Amazon Transition Services” means services provided by both Purchaser and Sellers to sell and service inventory that is owned by the other Party within the Purchaser or Sellers’ controlled Amazon accounts.

“Amazon Transition Services Period” has the meaning set forth in Section 5.11(b).

“Ancillary Agreements” means the Bill of Sale and Assignment and Assumption Agreements, the Trademark Assignments, Trademarks License Agreement, the Lock-Up, Voting and Standstill Agreement and the Note.

“ASIN” means Amazon Standard Identification Number, which is an alphanumeric unique identifier assigned by Amazon.com and its partners for product identification within the Amazon organization.

“Assumed Liabilities” has the meaning set forth in Section 2.2(a).

“Audit Opinion” has the meaning set forth in Section 5.14(b).

“Audited Financial Statements” has the meaning set forth in Section 5.14(a).

“Balance Sheet Date” has the meaning set forth in Section 3.5(a).

“Bankruptcy and Equity Exception” has the meaning set forth in Section 3.1(b).

“Basket Amount” has the meaning set forth in Section 7.4(a).

“Bill of Sale and Assignment and Assumption Agreement” has the meaning set forth in Section 2.5(b).

“Business” has the meaning set forth in the Recitals.

“Business Day” means a day other than Saturday, Sunday or any other day on which banks in New York are required or authorized to be closed.

“Buy-Out Option” has the meaning set forth in Section 5.7(a).

“CARES Act” means the Coronavirus Aid, Relief, and Economic Security Act.

“Cash Purchase Price” has the meaning set forth in Section 2.3.

“Closing” has the meaning set forth in Section 2.4.

“Closing Date” has the meaning set forth in Section 2.4.

“Closing Payment” has the meaning set forth in Section 2.7(a).

“Closing Shares” means 4,220,000 shares of Parent Common Stock.

“Code” means the U.S. Internal Revenue Code of 1986, as amended.

“Commencement Month” has the meaning set forth in Section 5.7(b).

“Confidentiality Agreement” means the Mutual Non-Disclosure Agreement dated July 12, 2020, between Purchaser, 9830, Northbound Group and the other parties thereto.

“Contracts” means all contracts, agreements, licenses, indentures, notes, bonds, instruments, leases, mortgages, sales orders, purchase orders, arrangements, commitments, obligations and other understandings or undertakings of any nature, in any case whether written or oral, as well as any bids or proposals which, if accepted, would result in a binding contract, and all amendments, restatements, supplements or other modifications thereto or waivers thereunder.

“Contribution Margin” means the sales price per unit less selling commissions, costs of goods sold (measured in accordance with GAAP), warehouse costs, advertisement costs, fulfillment costs, and other variable costs related to the marketing and sale of relevant products, all determined using the Parent’s historical standard accounting methods, principles, policies, practices and procedures used in the preparation of Parent’s financial statements that are included in Parent’s Annual Report on Form 10-K for the fiscal year ended December 31, 2019 as filed with the Securities and Exchange Commission on March 30, 2020.

“Cost” means all costs incurred by a Party to procure or ship inventory, including manufacturing costs, freight costs, duties, import costs, insurance costs and levies and other similar costs.

“Data Breach” means (a) the accidental or unlawful destruction, loss, alteration, unauthorized disclosure of, or access to, Personal Data or other data, in either case, transmitted, stored, or otherwise Processed by Seller or a Service Provider on behalf of Seller or (b) any breach of Personal Data or other data that, in either case, would otherwise give rise to any obligations on behalf of Seller under Privacy Requirements.

“Disclosure Schedules” has the meaning set forth in Article III.

“E-Commerce Assets” means all website traffic, analytics Software and accounts, graphics, content, databases, forms, internal search engines, advertising on or relating to the websites, data, programming code, user and customer lists, consumer data and all other information and property as it pertains to the websites of the Business and/or the operation thereof, including all social media accounts, including Facebook, Twitter, Pinterest, YouTube, Google Plus, MySpace, comparison shopping accounts, Google AdWords accounts, Google Merchant Center accounts, Webmaster Tools accounts, Google Analytics accounts, Bing AdCenter accounts, and any other similar accounts, services or websites used in connection with any of the Business (and all users, fans and/or followers thereof), blogs, email accounts, servers, host accounts, applications, Software and platforms used by the Business’ websites and/or its blog(s), and any other accounts, tools, extensions, application programming interfaces (APIs), electronic data interchanges (EDIs) or third party relationships or Software used by any Seller to operate, or that has been collected or used during the operation of, the Business.

“Earn Out Contribution Margin” has the meaning set forth in Section 2.9(b).

“Ending Month” has the meaning set forth in Section 5.7(b).

“Estimated Closing Inventory” has the meaning set forth in Section 2.5(e).

“Estimated Closing Inventory Paid Amount” means, in respect of any given SKU of Specified Inventory, the aggregate amount of Costs that have been paid by Sellers as of the Inventory Statement Date for the Estimated Closing Inventory.

“Estimated Closing Inventory Payable Amount” means, in respect of any given SKU of Specified Inventory, the aggregate amount of Costs that Sellers have not paid (and for which Purchaser will be responsible for hereunder), including open purchase orders and accounts payable invoices, as applicable, as of the Inventory Statement Date for the Estimated Closing Inventory.

“Estimated Closing Inventory Repayment Amount Per SKU” means, in respect of any given SKU of Specified Inventory, (a) the Estimated Closing Net Inventory Value divided by (b) the Estimated Total Units, as of the Inventory Statement Date.

“Estimated Closing Inventory Value” means, in respect of any given SKU of Specified Inventory, an amount equal to (a)(i) the Cost per unit multiplied by (ii) the Estimated Closing Inventory for such SKU, plus (b)(i) the Item Product Cost per unit multiplied by (ii) the Estimated Closing Ordered Inventory for such SKU.

“Estimated Closing Net Inventory Value” means, in respect of any given SKU of Specified Inventory, an amount equal to (a) the Estimated Closing Inventory Value for such SKU less (b) the Estimated Closing Inventory Payable Amount for such SKU.

“Estimated Closing Ordered Inventory” has the meaning set forth in Section 2.5(e).

“Estimated Total Units” means, in respect of any given SKU of Specified Inventory, the sum of the number of units ordered, in transit, at Amazon and at all 3PL or other facilities as of the Inventory Statement Date.

“Event” means any event, change, development, effect, condition, circumstance, matter, occurrence or state of facts.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Excluded Amazon Accounts” means the Amazon accounts set forth on Schedule 1.1-EAA and doing business under the name(s) listed adjacent to such accounts and the related Amazon Business Services Agreement.

“Excluded Amazon Listings” means all SKUs sold or offered for sale under any Acquired Mark that are set forth on Schedule 1.1-EAL.

“Excluded Assets” has the meaning set forth in Section 2.1(b).

“Excluded Contracts” has the meaning set forth in Section 2.1(b)(v).

“Excluded Liabilities” has the meaning set forth in Section 2.2(b).

“Export Approvals” has the meaning set forth in Section 3.17.

“Final Determination” has the meaning set forth in Section 7.8.

“Financial Statements” has the meaning set forth in Section 3.5(a).

“First Measurement Date” has the meaning set forth in Section 2.9(a).

“Founder” has the meaning set forth in the Preamble.

“Fundamental Representations” means, collectively, the representations and warranties contained in Section 3.1 (Organization and Qualification; Authorization), Section 3.2 (No Violation), Section 3.4 (Fair Consideration; No Fraudulent Conveyance), Section 3.9(a) (Assets), Section 3.10 (Intellectual Property), Section 3.14 (Taxes) and Section 3.25 (No Brokers or Finders).

“GAAP” means U.S. generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as may be approved by a significant segment of the accounting profession that are applicable to the circumstances from time to time.

“General Cap” has the meaning set forth in Section 7.4(b).

“Government Official” means, collectively, any officer or employee of a Governmental Authority, any Person acting for or on behalf of any Governmental Authority, any political party or official thereof and any candidate for political office.

“Governmental Authority” means any court, tribunal, arbitrator, authority, agency, commission, bureau, board, department, official, body or other instrumentality of the United States, any foreign country, or any domestic or foreign state, province, county, city, other political subdivision or any other similar body or organization exercising governmental or quasi-governmental power or authority.

“Historical Period” has the meaning set forth in Section 5.7(a)(ii)(A).

“Improper Payment Laws” means the United States Foreign Corrupt Practices Act of 1977, any legislation implementing the Organisation for Economic Cooperation and Development Convention on Combating Bribery of Foreign Official in International Business Transactions, and any other applicable Law regarding anti-bribery or illegal payments or gratuities.

“Independent Auditor” has the meaning set forth in Section 5.14(b).

“Intellectual Property” means, collectively, in the United States and all countries or jurisdictions foreign thereto, (a) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all Patents, (b) all Trademarks, all goodwill associated therewith, and all applications, registrations, and renewals in connection therewith, (c) all moral rights, copyrights and other rights in any work of authorship, compilation, derivative work or mask work and all applications, registrations, and renewals in connection therewith, (d) all trade secrets, data (including raw data, technical data, clinical trial data, and test results), (e) databases, confidential information, ideas, research and development, know-how, methods, formulas, compositions, manufacturing and production processes and techniques, regulatory filings, submissions, and correspondence, results, analyses, studies, designs, drawings, specifications, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals, (f) Software, (g) all other proprietary and intellectual property rights, (h) all copies and tangible embodiments of any of the foregoing (in whatever form or medium), (i) the exclusive right to display, perform, reproduce, make, use, sell, distribute, import, export and create derivative works or improvements based on any of the foregoing and (j) all income, royalties, damages and payments related to any of the foregoing (including damages and payments for past, present or future infringements, misappropriations or other conflicts with any intellectual property), and the right to sue and recover for past, present or future infringements, misappropriations or other conflict with any intellectual property.

“Intellectual Property Assets” means the Seller Intellectual Property assets that are included in the Acquired Assets.

“International Trade Laws” means any applicable (a) Sanctions, (b) U.S. export control Laws (including the International Traffic in Arms Regulations (22 CFR §§ 120-130, as amended), the Export Administration Regulations (15 CFR §§ 730-774, as amended) and any regulation, order, or directive promulgated, issued or enforced pursuant to such laws), (c) laws pertaining to imports and customs, including those administered by the Bureau of Customs and Border Protection in the U.S. Department of Homeland Security (and any successor thereof) and any regulation, order, or directive promulgated, issued or enforced pursuant to such laws, (d) the anti-boycott laws administered by the U.S. Department of Commerce and the U.S. Department of the Treasury and (e) export, import and customs Laws of other countries in which Seller has conducted and/or currently conduct business.

“Inventory” has the meaning set forth in Section 2.1(a)(v).

“Inventory Statement” has the meaning set forth in Section 2.5(e).

“Inventory Statement Date” means November 24, 2020.

“Item Product Cost” means all manufacturing costs incurred by a Party to procure inventory.

“Knowledge” means, when referring to the “knowledge” of a Seller, or any similar phrase or qualification based on knowledge of such Seller, (i) the actual knowledge of any executive, manager or supervisor of such Seller or of any of the individuals listed on Schedule 1.1-K and (ii) the knowledge that any such person referenced in clause (i) above, as a prudent business person, would have obtained after making due inquiry with respect to the particular matter in question.

“Law” means the common law of any state or other jurisdiction, or any provision of any foreign, federal, state or local law, statute, code, rule, regulation, Order, certification standard, accreditation standard, Permit, judgment, regulatory code of practice, statutory guidance, injunction, decree or other decision of any court or other tribunal or Governmental Authority.

“Legacy Products” has the meaning set forth in Section 2.9(a).

“Liabilities” means any indebtedness, liabilities, demands, commitments, purchase orders, warranties, product liabilities, or obligations of any nature whatsoever, whether accrued or unaccrued, absolute or contingent, direct or indirect, asserted or unasserted, fixed or unfixed, known or unknown, choate or inchoate, perfected or unperfected, liquidated or unliquidated, secured or unsecured, or otherwise, whether due or to become due, whether arising out of any Contract or tort based on negligence or strict liability and whether or not the same would be required by GAAP to be stated in financial statements or disclosed in the notes thereto, and however arising and including all fees, costs and expenses related thereto.

“Liens” means all liens, security interests, claims, mortgages, deeds of trust, preemptive rights, leases, charges, options, rights of first refusal, easements, proxies, voting trusts or agreements, transfer restrictions, pledges, assessments, covenants, burdens and other encumbrances of every kind, including restrictions on voting or use.

“Lock-Up, Voting and Standstill Agreement” has the meaning set forth in Section 2.5(f).

“Losses” means any and all Liabilities, losses, damages, judgments, awards, settlements, royalties, diminution in value, interest, penalties, fines, Taxes, demands, Proceedings, claims, deficiencies, costs and expenses of any kind (including reasonable fees and expenses of attorneys, accountants and other experts paid in connection with the investigation or defense of any of the foregoing or any Proceeding relating to any of the foregoing).

“Material Contracts” and “Material Contract” have the meanings set forth in Section 3.11.

“Material Supplier” has the meaning set forth in Section 3.15.

“Monthly Inventory Repayment Amount” has the meaning set forth in Section 2.8(b).

“Monthly Inventory Repayment Report” has the meaning set forth in Section 2.8(b).

“Nasdaq” means The Nasdaq Stock Market, LLC.

“Net Amount Received” means the amount received by Seller or Purchaser as listed in the Amazon Detailed Transaction Report.

“New Product” means existing products of Sellers not included in the Acquired Assets, any product that is not sold or offered for sale by Sellers and/or Founder or any of their respective Affiliates as of the Closing and which is first sold or available for sale by any Seller and/or Founder and/or their respective Affiliates after the Closing, whether or not such product was contemplated for sale or offer for sale by any Seller and/or Founder and/or their respective Affiliates prior to the Closing; provided, that in each case, such products have been approved in writing by Purchaser as “New Products”, such approval not to be unreasonably withheld.

“Non-Assignable Assets” has the meaning set forth in Section 2.1(c)(i).

“Non-Paying Party” has the meaning set forth in Section 5.1(b).

“Northbound Group” has the meaning set forth in Section 2.7(b).

“Note” has the meaning set forth in Section 2.3.

“OFAC” has the meaning set forth in the definition of Sanctions.

“Order” means any order, judgment, ruling, injunction, award, stipulation, assessment, decree or writ, whether preliminary or final, of any Governmental Authority.

“Parent” has the meaning set forth in the Preamble.

“Parent Common Stock” shall mean the common stock, par value $0.0001 per share, of Parent.

“Party” means any party to this Agreement.

“Patents” means all patents and pending applications for patents of the United States and all countries and jurisdictions foreign thereto and all reissues, reexamined patents, divisions, continuations, continuations-in-part, revisions, and extensions thereof.

“Paying Party” has the meaning set forth in Section 5.1(b).

“Permits” means permits, licenses, registrations, consents, certificates, grants, waivers, qualifications, approvals and all other authorizations by or of Governmental Authorities.

“Permitted Lien” means (a) statutory Liens for Taxes not yet due and payable, (b) statutory Liens of landlords for amounts not yet due and payable, and (c) Liens of carriers, warehousemen, mechanics and materialmen incurred in the ordinary course of business for amounts not yet due and payable.

“Person” means any individual, sole proprietorship, partnership, limited liability company, joint venture, trust, unincorporated association, corporation, firm or other entity or any Governmental Authority.

“Personal Data” means (a) all data that identifies an individual or, in combination with any other information or data available to Seller, is capable of identifying or locating an individual or (b) as the terms “personal data,” “personal information,” “personally-identifiable information,” or similar terms, are otherwise defined under Privacy Laws.

“Phase 1 Earn Out Amount” has the meaning set forth in Section 2.9(a).

“Phase 2 Earn Out Amount” has the meaning set forth in Section 2.9(c).

“Post-Closing Statement” has the meaning set forth in Section 2.8(a).

“Privacy Laws” means (a) all applicable Laws relating to the Processing of data (including Personal Data), data privacy, or information security, such as the Federal Trade Commission Act, the Telephone Consumer Protection Act, the Health Insurance Portability and Accountability Act, the Health Information Technology for Economic and Clinical Health, the California Consumer Privacy Act of 2018, state privacy laws, state health laws, state data breach laws, and the General Data Protection Regulation 2016/679 and all implementation legislation relating thereto and (b) the Payment Card Information Data Security Standards and any other applicable self-regulatory frameworks, codes of conduct, or similar rules or regulations.

“Privacy Requirements” has the meaning set forth in Section 3.10(h).

“Pro-Rated Period” has the meaning set forth in Section 5.7(b).

“Proceeding” means any suit, action, cause of action, litigation, hearing, inquiry, examination, demand, proceeding, controversy, complaint, appeal, notice of violation, citation, summons, subpoena, arbitration, mediation, dispute, claim, allegation, investigation or audit of any nature whether civil, criminal, quasi criminal, indictment, administrative, regulatory or otherwise and whether at Law or in equity.

“Process,” “Processed,” or “Processing” means the collection, use, storage, processing, distribution, transfer, import, export, protection (including via security measures), disposal, disclosure, or other activity regarding data (whether electronically or in any other form or medium), including Personal Data.

“Purchase Price” has the meaning set forth in Section 2.3.

“Purchaser” has the meaning set forth in the Preamble.

“Purchaser Designees” has the meaning set forth in Section 5.8.

“Purchaser Indemnified Parties” means Parent, Acquisition Sub and their respective Affiliates, equity holders, officers, directors, managers, employees, attorneys, accountants, consultants, financial advisors and other agents.

“Purchaser Transition Inventory” has the meaning set forth in Section 5.11(b).

“Purchaser’s Closing Deliverables” has the meaning set forth in Section 2.6.

“Released Parties” has the meaning set forth in Section 5.10.

“Reliance” has the meaning set forth in the Preamble.

“Restricted Period” has the meaning set forth in Section 5.9(a).

“Rule 3-05B Due Date” has the meaning set forth in Section 5.14(e).

“Rule 3-05B Fee” has the meaning set forth in Section 5.14(e).

“Rule 3-05B Financial Statements” has the meaning set forth in Section 5.14(a).

“Sanctions” means economic or financial sanctions, requirements or trade embargoes imposed, administered or enforced from time to time by U.S. Governmental Authorities (including the Office of Foreign Assets Control (“OFAC”), the U.S. Department of State and the U.S. Department of Commerce), the United Nations Security Council, the European Union, Her Majesty’s Treasury or any other relevant Governmental Authority.

“Score” means a review score on Amazon.

“SEC” means the U.S. Securities and Exchange Commission.

“Second Measurement Date” has the meaning set forth in Section 2.9(b).

“Securities Act” means the Securities Act of 1933, as amended.

“Seller Certificate” means a certificate in form and substance reasonably satisfactory to Purchaser, dated as of the Closing Date and duly executed and delivered by a Seller, certifying that attached thereto are (i) true, complete and accurate copies of the organizational documents of such Seller (and the certificate of incorporation or comparable organizational document of such Seller shall also be certified as of a recent date by the Secretary of State of the State of such Seller’s jurisdiction of organization), and (ii) a true, complete and accurate copy of resolutions duly adopted by the board of directors (or comparable governing body) of such Seller adopting and approving the Transaction Documents to which such Seller is a party.

“Seller Indemnifying Parties” has the meaning set forth in Section 7.1(c).

“Seller Intellectual Property” has the meaning set forth in Section 3.10(b).

“Seller Taxes” means any Taxes (a) of or imposed on any Seller or any of its Affiliates for any taxable period, (b) imposed on or with respect to the Business or the Acquired Assets for any taxable period (or portion thereof) ending on or before the Closing Date, including any Straddle Period Taxes allocable to any Seller pursuant to this Agreement and any Taxes arising with respect to any compensation or employee benefit obligations for any Seller’s employees or former employees arising on or prior to the Closing Date, (c) imposed in connection with the transactions contemplated by this Agreement, including any Transfer Taxes and (d) imposed on Purchaser or any of its Affiliates as a transferee or successor of any Seller.

“Sellers” and “Seller” have the meanings set forth in the Preamble.

“Sellers’ Closing Deliverables” has the meaning set forth in Section 2.5.

“Sellers’ Indemnitee” means: (a) Sellers; (b) Sellers’ current and future Affiliates; (c) the respective representatives of the Persons referred to in clauses “(a)” and “(b)” above; and (d) the respective successors and assigns of the Persons referred to in clauses “(a),” “(b)” and “(c)” above.

“Sellers Transition Inventory” has the meaning set forth in Section 5.11(c).

“Service Provider” means each director, officer, employee, manager, independent contractor, consultant, leased employee or other service provider of a Seller; provided that Service Provider shall not include third-party software or services such as advertising agencies, 3PLs and accounting service or any other Person who is not controlled by such Seller or any of such Seller’s Affiliates.

“Service Term” has the meaning set forth in Section 5.11(d).

“SKU” means a stock-keeping unit maintained by a business in respect of a product or good in which it trades.

“Software” means all websites, computer software and firmware (including source code, executable code, data, databases, user interfaces and related documentation).

“Specified Inventory” means all finished goods, returned goods and other products available for sale and having an associated SKU, in each case as set forth on the Inventory Statement.

“Straddle Period Tax” has the meaning set forth in Section 5.1(b).

“Tax” means any and all multi-national, federal, state, local or foreign income, gross receipts, franchise, estimated, alternative minimum, add-on minimum, sales, use, transfer, registration, value added, excise, natural resources, entertainment, amusement, severance, stamp, occupation, premium, windfall profit, environmental, customs, duties, real property, personal property, ad valorem, capital stock, social security, unemployment, disability, payroll, license, employee or other withholding, composite, healthcare, escheat or unclaimed property (whether or not considered a tax under applicable Law), or other tax, assessment, duty, fee, or similar charge of any kind whatsoever, including any interest, penalties or additions to Tax, any penalties resulting from any failure to timely or properly file a Tax Return, or additional amounts in respect of the foregoing; the foregoing shall include any transferee or secondary liability for a Tax and any liability assumed by agreement or arising as a result of being (or ceasing to be) a member of any Affiliated Group (or being included (or required to be included) in any Tax Return relating thereto).

“Tax Contest” has the meaning set forth in Section 5.1(d).

“Tax Returns” means returns, declarations, reports, notices, forms, claims for refund, information returns or other documents (including any related or supporting schedules, statements or information, and including for the avoidance of doubt all Forms 1099, FinCEN Form 114, Form TD F 90-22.1 and any predecessor or successor forms thereto) filed or required to be filed with any Governmental Authority, or maintained by any Person, or required to be maintained by any Person, in connection with the determination, assessment or collection of any Tax of any party or the administration of any Laws, regulations or administrative requirements relating to any Tax.

“Third Party Claim” has the meaning set forth in Section 7.3(a).

“Trademark Assignments” has the meaning set forth in Section 2.5(c).

“Trademarks” means, in the United States and all countries and jurisdictions foreign thereto, registered trademarks, registered service marks, trademark and service mark applications, unregistered trademarks and service marks, registered trade names and unregistered trade names, corporate names, fictitious names, registered trade dress and unregistered trade dress, logos, slogans, Internet domain names, rights in telephone numbers, and other indicia of source, origin, endorsement, sponsorship or certification, together with all translations, adaptations, derivations, combinations and renewals thereof.

“Trademarks License Agreement” has the meaning set forth in Section 2.5(d).

“Trading Day” means a day on which Nasdaq is open for trading.

“Transaction Documents” means this Agreement and the Ancillary Agreements and any other schedule, certificate, instrument or other document contemplated thereby.

“Transaction Expenses” means (a) all of the fees, costs and expenses incurred by Sellers and Founder in connection with the transactions contemplated by this Agreement or any Ancillary Agreement or any transaction or series of transactions similar to such transactions, including all fees, costs and expenses payable to attorneys, financial advisors, accountants, consultants or other advisors, including Northbound Group, (b) all payments by Sellers and Founder to obtain any third party consent required under any Contract in connection with the consummation of the transactions contemplated by this Agreement or any Ancillary Agreement, and (c) all obligations that arise in whole or in part as a result of the consummation of the transactions contemplated by this Agreement or any Ancillary Agreement, under any Contract or employee benefit plan in effect on or before the Closing Date, including all change of control, severance, retention, stock appreciation, phantom stock or similar obligations or any other accelerations of or increases in rights or benefits, and all Taxes that are payable in connection with or as a result of the satisfaction of such obligations.

“Transactions” means the transactions contemplated by the Transaction Documents.

“Transfer Taxes” has the meaning set forth in Section 5.1(c).

“Transition Period” has the meaning set forth in Section 5.11(a).

“Treasury Regulations” means the Treasury Regulations promulgated under the Code.

“U.S.” or “United States” means the United States of America.

ARTICLE II

PURCHASE AND SALE; CLOSING

Section 2.1    Acquired Assets and Excluded Assets.

(a)    Acquired Assets. On the terms and subject to the conditions set forth in this Agreement, upon the Closing, Purchaser and/or a Purchaser Designee shall purchase from Sellers, and Sellers shall sell, convey, assign, transfer and deliver to Purchaser and/or a Purchaser Designee, all of Sellers’ right, title and interest as of the Closing in all properties, assets, rights and interests of any kind, whether tangible or intangible, real or personal, and wherever located, that are owned, used, or held for use by Sellers in connection with or otherwise related to the Business, except for the Excluded Assets (the “Acquired Assets”), free and clear of all Liens other than Permitted Liens, including the following:

(i)    all Contracts related to the Business to which any Seller is a party and all rights of such Seller thereunder, including the Amazon Business Services Agreements set forth on Schedule 2.1(a)(i) and all manufacturing Contracts, and excluding the Excluded Contracts (the “Acquired Contracts”);

(ii)    all Intellectual Property Assets, including the Acquired Marks, all of which are set forth on Schedule 2.1(a)(ii);

(iii)    the Acquired Amazon Accounts;

(iv)    all lists, records and other information pertaining to accounts, personnel and referral sources, all lists, records and other information pertaining to vendors, suppliers, licensors and customers, all advertising, marketing and promotional materials, and all drawings, diagrams, reports, studies, plans, books, ledgers, files and business and accounting records of every kind (including all financial, business and marketing plans), in each case whether evidenced in writing, electronic data, computer software or otherwise;

(v)    all inventory (including all inventory, raw materials, supplies, work-in-process, finished goods, goods in transit, returned goods and other items included in inventory) (“Inventory”);

(vi)    all credits, prepaid expenses and security deposits related to the Specified Inventory, including those set forth on Schedule 2.1(a)(vi);

(vii)    all claims, refunds, credits, causes of action, rights of recovery and rights of set-off of any kind (other than those related to Excluded Assets or Excluded Liabilities); and

(viii)    all goodwill associated with the Business or any of the Acquired Assets.

To the extent any assets or property (including any Intellectual Property) owned by an Affiliate of a Seller are used in, held for use in, or reasonably necessary for the continued conduct of the Business (other than the Excluded Assets), they shall be included within the defined term “Acquired Assets” for purposes hereof if they would have been so included had they been owned by such Seller, and such Seller shall cause such Affiliate, to convey such assets and property to Purchaser free and clear of all Liens other than Permitted Liens for no additional consideration.

(b)    Excluded Assets. The following properties, assets, rights and interests of Sellers (collectively, the “Excluded Assets”) are expressly excluded from the purchase and sale contemplated hereby and as such are not included in the Acquired Assets:

(i)    all cash and cash equivalents;

(ii)    all claims, causes of action, rights of recovery and rights of setoff and all rights to receive mail and communications, in each case with respect to the Excluded Assets and the Excluded Liabilities;

(iii)    Sellers’ rights under or pursuant to the Transaction Documents;

(iv)    the Excluded Amazon Accounts, Excluded Amazon Listings, and inventory of the Excluded Amazon Listings;

(v)    all Contracts, if any, listed on Schedule 2.1(b)(v) (collectively, the “Excluded Contracts”);

(vi)    all owned real property, including all plants, buildings, fixtures and other improvements located on such real property and all easements, licenses, rights of way, permits and appurtenances to all owned real property (including all appurtenant rights in and to public streets, whether or not vacated);

(vii)    any leasehold or subleasehold estate or other right to use or occupy any interest in real property, including any Contract pursuant to which Seller leases or otherwise has the right to use or occupy any interest in real property;

(viii)    Seller Intellectual Property, which is not Intellectual Property Assets, including know-how, operating procedures, promotional methods, sourcing methods and processes, and use of and management of Amazon accounts;

(ix)    all of the e-Commerce Assets required for the developing, launching, marketing, promoting and selling the New Products; and

(x)    all of the properties, assets, rights and interests, if any, listed on Schedule 2.1(b)(x).

(c)    Non-Assignable Assets.

(i)    To the extent that the assignment hereunder of any Acquired Asset is not permitted under applicable Law or is not permitted without the consent of any other Person (each, a “Non-Assignable Asset”), and such consent is not obtained prior to the Closing, then, notwithstanding anything to the contrary in this Agreement or any Ancillary Agreement, this Agreement, such Ancillary Agreement, and any related instruments of transfer shall not constitute an assignment of the Non-Assignable Asset and Purchaser shall assume no Liabilities thereunder or with respect thereto.

(ii)    From and after the Closing, Sellers and Purchaser shall use commercially reasonable efforts (without either party incurring substantial costs or expense), to (A) obtain any such required consent, authorization or approval required to assign any Non-Assignable Assets and (B) obtain for Purchaser substantially all of the economic and operational benefits of such Non-Assignable Asset and Purchaser shall perform all covenants, obligations and responsibilities of Seller with respect to such Non-Assignable Asset to the extent Purchaser would have been responsible therefor if such consent had been obtained and such Non-Assignable Asset had been assigned to Purchaser, including by (1) entering into a mutually agreeable arrangement between the applicable Seller and Purchaser and (2) subject to the consent and control of Purchaser, enforcing, at the cost and for the account of Purchaser, any and all rights of Sellers against any third party arising out of the breach or cancellation thereof by such other party or otherwise. Sellers shall hold in trust for the benefit of Purchaser and shall deliver to Purchaser promptly upon receipt thereof, such Non-Assignable Asset and all income, proceeds and other monies received by Sellers that belong to Purchaser (including any payments and reimbursement made by any third party), to the extent related to or arising from any such Non-Assignable Asset in connection with the arrangements under this Section 2.1(c). Purchaser shall hold in trust for the benefit of Sellers and shall deliver to the applicable Seller, promptly upon receipt thereof, any Excluded Asset and all income, proceeds and other monies all received Purchaser that belong to Sellers (including any payments and reimbursement made by any third party), to the extent related to or arising from the Excluded Assets.

(iii)    Once such consent, authorization or approval is obtained, (A) the applicable Non-Assignable Asset will be deemed to have been automatically transferred to Purchaser or the applicable Purchaser Designee on the terms set forth in this Agreement, (B) the Liabilities arising out of the use, performance, ownership or operation of the applicable Non-Assignable Asset will be deemed to be Assumed Liabilities (except those Liabilities that are Excluded Liabilities), and (C) the rights pursuant to the applicable Non-Assignable Asset will be deemed to be Acquired Assets.

Section 2.2    Assumed Liabilities and Excluded Liabilities.

(a)    Assumed Liabilities. On the terms and subject to the conditions set forth in this Agreement, as additional consideration for the Acquired Assets, upon the Closing, Purchaser and/or a Purchaser Designee shall assume only the following Liabilities of Sellers (the “Assumed Liabilities”):

(i)    accounts payable related to the Specified Inventory; and

(ii)    all executory obligations under the Acquired Contracts required to be paid, performed or otherwise discharged after the Closing Date, but in any event not including any Liability arising from the performance, non-performance, breach or default of or under, any torts related to the performance of, or violation of Law or infringements under, any such Acquired Contracts to the extent occurring or arising, in whole or in part, prior to the Closing.

(b)    Excluded Liabilities. Notwithstanding anything to the contrary in the Transaction Documents and regardless of whether such Liability is disclosed in the Disclosure Schedules or otherwise, neither Purchaser nor any Purchaser Designee shall assume or in any way become liable for any Liabilities (other than the Assumed Liabilities) of Sellers or relating to or arising out of the Business and/or the Acquired Assets, regardless of when or by whom asserted (collectively, the “Excluded Liabilities”), including:

(i)    all Liabilities to fund checks written or similar transactions authorized, by Sellers that are outstanding on or before the Closing Date except for checks written for prepaid expenses for periods following the Closing Date;

(ii)    all Seller Taxes;

(iii)    all indebtedness and any guarantees of indebtedness of any Person;

(iv)    all Transaction Expenses;

(v)    all Liabilities under (A) any Acquired Contract, relating to or arising from any breach on or prior to the Closing Date, or any event, circumstance or condition first occurring or existing on or prior to the Closing Date that with notice, lapse of time or both would constitute or result in a breach by any Seller of any of its obligations under any Contract or (B) any Contract that is not an Acquired Contract;

(vi)    all Liabilities with respect to any of the Excluded Assets (including under any Contracts related thereto);

(vii)    all Liabilities relating to or arising from any fraudulent conveyance or similar claims made by any third party or any claims made by any Seller or any of their respective Affiliates relating to or arising from any payment made by Purchaser or a Purchaser Designee to any Seller or at the direction of any Seller in accordance with the terms hereof;

(viii)    all Liabilities of Purchaser or a Purchaser Designee arising under any bulk transfer Law or any common law doctrine of defacto merger or successor liability, which is related to, the result of or arises out of the transactions contemplated hereby and which is not an express Assumed Liability;

(ix)    all Liabilities with respect to any products that were sold or services that were rendered by a Seller prior to the Closing Date and are subsequently returned to Purchaser or a Purchaser Designee or otherwise rejected by the purchaser thereof as a result of a breach of warranty or other breach of such Seller to such purchaser;

(x)    all Liabilities for product liability occurrences (including occurrences relating to the destruction of property, personal injury or death or any occurrence resulting from any failure to warn or any deficit in design, engineering or construction) with respect to products designed or manufactured (for or on behalf of any Seller) or services rendered by a Seller on or prior to the Closing Date and any related claims and litigation arising prior to, on or after the Closing Date;

(xi)    Seller’s Liabilities under this Agreement and/or the Ancillary Agreements;

(xii)    all Liabilities arising from, arising out of or relating to the matters and/or products set forth on Schedule 2.2(b)(xii);

(xiii)    all Liabilities arising from or relating to the employment, engagement or termination of any current or former Service Provider (including with respect to any employee benefit plans maintained or sponsored by Seller);

(xiv)    all Liabilities relating to any Proceedings pending or threatened against Seller or any of the current or former officers, directors or employees of Seller; and

(xv)    all other Liabilities related to or arising out of the operation of the Business or the ownership of the Acquired Assets on or prior to the Closing Date not included as an Assumed Liability in the definition of “Assumed Liabilities” in Section 2.2(a).

For purposes of this Section 2.2(b), “Sellers” shall be deemed to include all Affiliates of each Seller and any predecessors to any Seller and any Person with respect to which any Seller is a successor-in-interest (including by operation of Law, merger, liquidation, consolidation, assignment, assumption or otherwise).

Section 2.3    Purchase Price. The aggregate purchase price to be paid by Purchaser for the Acquired Assets shall be an amount equal to: (a) $25,000,000 in cash (the “Cash Purchase Price”), plus (b) the Closing Shares; plus (c) an amount equal to $15,799,449 (representing the Aggregate Estimated Closing Inventory Value less the Aggregate Estimated Closing Inventory Payable Amount less estimated cost of goods sold from the Inventory Statement Date to the Closing Date) (such amount, the “Aggregate Estimated Closing Net Inventory Value”) to be paid as and when required pursuant to and in accordance with the terms of an unsecured promissory note, in the form of Exhibit A (the “Note”), to be issued by Parent in favor of 9830 (for the benefit of Sellers), the outstanding principal amount of which shall be adjusted pursuant to and in accordance with this Agreement, plus (d) subject to the conditions set forth in Section 2.9, the Phase 1 Earn Out Amount plus (e) subject to the conditions set forth in Section 2.9, the Phase 2 Earn Out Amount (the “Purchase Price”).

Section 2.4    Closing. The closing of the transactions contemplated by this Agreement (the “Closing”) shall be effected by electronic mail exchange of true, complete and accurate copies of executed originals of Sellers’ Closing Deliverables and Purchaser’s Closing Deliverables on the date hereof, which date is referred to herein as the “Closing Date.” The consummation of the transactions contemplated by this Agreement shall be deemed to occur at 12:01 AM Eastern time on the Closing Date.

Section 2.5    Sellers’ Closing Deliverables. In addition to the other requirements set forth in this Agreement, at or before the Closing, Sellers shall deliver or cause to be delivered to Purchaser each of the following documents and instruments (collectively, the “Sellers’ Closing Deliverables”):

(a)    a Seller Certificate, duly executed by each such Seller;

(b)    the Bill of Sale and Assignment and Assumption Agreement in the form of Exhibit B (the “Bill of Sale and Assignment and Assumption Agreement”) duly executed by each Seller, with respect to the conveyance by Sellers to Purchaser of the Acquired Assets;

(c)    assignments of intellectual property, in the form of Exhibit C, with respect to the Acquired Marks, duly executed by each Seller (the “Trademark Assignments”);

(d)    the Trademarks License Agreement, in the form of Exhibit D, duly executed by 9830 (the “Trademarks License Agreement”);

(e)    a certificate setting forth, for each SKU, the (i) brand, (ii) name of the applicable Amazon Account, (iii) an indication of whether such account is an Acquired Amazon Account or Excluded Amazon Account, (iv) name of the entity owning such account, (v) SKU, (vi) ASIN, (vii) Product Name, (viii) (A) estimated number of units of Specified Inventory on hand and in transit (pursuant to validly executed and accepted purchase orders) (for each SKU, the “Estimated Closing Inventory”), (B) estimated number of units of Specified Inventory ordered (pursuant to validly executed and accepted purchase orders) (for each SKU, the “Estimated Closing Ordered Inventory”) and (C) Estimated Total Units, all as of the Inventory Statement Date and by location, (ix) number of days of sell-through that such Estimated Closing Inventory and Estimated Closing Ordered Inventory is expected to cover in the ordinary course consistent with past practice, (x) Cost per unit of such Specified Inventory, (xi) Estimated Closing Inventory Payable Amount of such SKU of Specified Inventory, (xii) Estimated Closing Inventory Paid Amount of such SKU of Specified Inventory; (xiii) Estimated Closing Inventory Value of such SKU of Specified Inventory, (xiv) Estimated Closing Net Inventory Value, (xv) Estimated Closing Inventory Repayment Amount Per SKU, (xvi) Aggregate Estimated Closing Inventory Value, (xvii) Aggregate Estimated Closing Inventory Payable Amount, (xviii) Aggregate Estimated Closing Net Inventory Value, (xix) Score immediately prior to the Closing Date; (xx) Purchaser Transition Inventory; and (xxi) a listing of all outstanding purchase orders (including the identifying numbers thereof) for Specified Inventory, the outstanding payments owing thereunder, the number of units to be delivered pursuant thereto and the expected date of delivery for such units in the form of Exhibit E, duly executed by each Seller (the “Inventory Statement”);

(f)    the Lock-Up, Voting and Standstill Agreement, in the form of Exhibit F, duly executed by 9830 and Founder (the “Lock-Up, Voting and Standstill Agreement”);

(g)    an IRS Form W-9 or applicable IRS Form W-8 for each Seller, duly executed by such Seller;

(h)    all consents of any Persons listed on Schedule 2.5(h);

(i)    a non-foreign affidavit dated as of the Closing Date from such Seller, sworn under penalty of perjury and in form and substance required under the Treasury Regulations issued pursuant to Section 1445 of the Code stating that Seller is not a “foreign person” as defined in Section 1445 of the Code;

(j)    a receipt executed by 9830 evidencing payment in full by Purchaser (on behalf of itself and all Purchaser Designees) of the Closing Payment due at the Closing, in form and substance reasonably acceptable to Purchaser (to be deemed delivered upon 9830’s receipt (for the benefit of Sellers) of the Closing Payment due at the Closing); and

(k)    all other instruments and documents reasonably requested by Purchaser.

Section 2.6    Purchaser’s Closing Deliverables. In addition to the other requirements set forth in this Agreement, at or before the Closing, Purchaser shall deliver or cause to be delivered to Sellers a counterpart of each other Ancillary Agreement to which Purchaser and/or any applicable Purchaser Designee is a party, duly executed by such Person (collectively, the “Purchaser’s Closing Deliverables”).

Section 2.7    Payments at Closing. At the Closing, Purchaser shall:

(a)    pay, or cause to be paid to 9830 (for the benefit of Sellers), by wire transfer of immediately available funds to the account or accounts designated separately in writing by 9830, an amount of cash equal to the Cash Purchase Price (the “Closing Payment”);

(b)    issue, or cause Parent’s transfer agent to issue (in book-entry format), the Closing Shares to 9830 (for the benefit of Sellers); provided, however, that Sellers may instruct Parent, in writing prior to the Closing, to issue a portion of such Closing Shares to Northbound Train Enterprises, LLC d/b/a Northbound Group (“Northbound Group”) in satisfaction of certain fees owed by Sellers to Northbound Group (which are deemed to be Transaction Expenses), provided, that Parent shall be under no obligation to issue any such shares to Northbound Group unless and until Northbound Group has executed an investor questionnaire in form and substance satisfactory to Parent that, among other things, provides that Northbound Group is an “accredited investor” as defined in Rule 501(a) of Regulation D promulgated under the Securities Act; and

(c)    issue the Note to 9830.

Section 2.8    Post-Closing Inventory Sales and Payments.

(a)    Post-Closing Statement. No later than 60 days after the Closing Date, Purchaser or its representatives shall prepare and deliver to 9830 a written statement (the “Post-Closing Statement”), setting forth the (i) number of units of Specified Inventory (by SKU), whether ordered, on hand or in transit at the Closing that were actually delivered to Purchaser (“Actual Closing Inventory”) and Actual Total Units at the Closing, determined solely by Purchaser reasonably and in good faith; (ii) the Cost per unit (by SKU) of the Actual Closing Inventory, (iii) Actual Closing Inventory Payable Amount of such SKU of Specified Inventory, (iv) Actual Closing Inventory Paid Amount of such SKU of Specified Inventory, (v) Actual Closing Inventory Value of such SKU of Specified Inventory, (vi) Actual Closing Net Inventory Value, (vii) Actual Closing Inventory Repayment Amount Per SKU, (viii) Aggregate Actual Closing Inventory Value, (ix) Aggregate Actual Closing Inventory Payable Amount, (x) Aggregate Actual Closing Net Inventory Value, and (xi) Actual Post-Closing Inventory Adjustment Amount. Upon receipt of the Post-Closing Statement, 9830 (and to the extent reasonably requested, its representatives) will be given reasonable access upon reasonable notice to Purchaser’s (and/or the applicable Purchaser Designee’s) relevant books, records, workpapers and personnel related to the Actual Closing Inventory (subject to customary confidentiality, hold harmless or release agreements related to such access) during business hours for the limited purpose of verifying the Actual Post-Closing Inventory Adjustment Amount set forth in the Post-Closing Statement. The initial principal value of the Note shall be increased or decreased on a dollar-for-dollar basis by the amount of the Actual Post-Closing Inventory Adjustment Amount, where a negative value is an adjustment for the benefit of Purchaser and a positive value is an adjustment is for the benefit of Sellers.

(b)    Inventory Repayment: By the 10th day subsequent to the end of each month, Purchaser shall provide Seller a report (“Monthly Inventory Repayment Report”), an example of which is provided in Schedule 2.8(b) outlining the Specified Inventory units shipped. By the 15th day of the month, Purchaser shall pay Seller an amount equal to: (i) the total units shipped, as reflected in the Monthly Inventory Repayment Report, multiplied by (ii) the Estimated Closing Inventory Repayment Amount Per SKU for each SKU (“Monthly Inventory Repayment Amount”), and the then outstanding principal amount of the Note shall be reduced by the Monthly Inventory Repayment Amount on a dollar-for-dollar basis; provided, that any failure to pay such Monthly Inventory Repayment Amount when due shall not be deemed to be a default or a breach of the terms hereunder unless such amount remains unpaid on the Termination Date (as defined in the Note). Prior to the time that the Actual Closing Inventory Paid Amount and Actual Closing Inventory Payable Amount have been calculated, the Monthly Inventory Repayment Amount shall be based on the Estimated Closing Inventory Paid Amount and Estimated Closing Inventory Payable Amount. Once the Actual Closing Inventory Paid Amount and Actual Closing Inventory Payable Amount have been agreed upon by Purchaser and 9830 (on behalf of Sellers), a one-time adjustment will (A) if the adjustment is for the benefit of Sellers, be paid by Purchaser to 9830 (for the benefit of Sellers) and (B) if the adjustment is for the benefit of Purchaser, be credited against the remaining balance of the then outstanding principal value of the Note attributable to each such SKU of Specified Inventory, which credit shall reduce on a dollar-for-dollar basis the then outstanding principal amount of the Note in respect of each such SKU of Specified Inventory. Except as provided in Section 5.11(b), in the event that payment is not made by the 25th day of the month for the Monthly Inventory Repayment Amount, a finance charge of 10% per annum shall be due on such unpaid Monthly Inventory Repayment Amount in addition to the Monthly Inventory Repayment Amount. In addition, if the Monthly Inventory Repayment Amount is not paid when due, Purchaser agrees that the price to acquire New Products shall be increased by 50% for as long as any amounts remain unpaid as set forth in this Section 2.8(b); provided, that once such Monthly Inventory Repayment Amount is paid, the increased price to acquire New Products shall no longer apply. Within 30 days of the time at which the remaining amount owed in respect of a particular SKU of Specified Inventory on the Note is 5% or less than the portion of the original principal value of the Note attributable to such SKU of Specified Inventory at Closing, Purchaser shall make a final payment in cash for the remaining balance of the then outstanding principal value of the Note attributable to such SKU of Specified Inventory, which payment shall reduce on a dollar-for-dollar basis the then outstanding principal amount of the Note in respect of such SKU of Specified Inventory; provided, that any failure to make such final payment within such 30 day period shall not be deemed to be a default or a breach of the terms hereunder unless the applicable amount remains unpaid on the Termination Date (as defined in the Note).

Section 2.9    Earn Outs.

(a)    As soon as reasonably practicable after December 31, 2021 (the “First Measurement Date”) but not later than February 28, 2022, Purchaser will calculate the aggregate Contribution Margin for the 12 month period ending on the First Measurement Date (the “2021 Contribution Margin”) generated by (i) the products that are Acquired Assets, including those sold under the Acquired Marks (“Legacy Products”), and (ii) New Products (including any New Products not otherwise acquired by Purchaser under this Agreement); provided, that New Products that do not have a Score of at least 4.3 stars for the 60 day period ending on the First Measurement Date shall not be considered for calculating the 2021 Contribution Margin (except for any New Product(s) transferred to Purchaser pursuant to the terms hereof, with a Score of at least 4.3 stars that subsequently falls below 4.3). If the 2021 Contribution Margin exceeds $15,500,000, Seller will be entitled to receive an amount equal to $1.67 for every $1.00 of such 2021 Contribution Margin that is greater than $15,500,000 and less than or equal to $18,500,000 (such amount, the “Phase 1 Earn Out Amount”); provided, that in no event shall the Phase 1 Earn Out Amount exceed $5,000,000 (even if the 2021 Contribution Margin exceeds $18,500,000). For the avoidance of doubt, if the 2021 Contribution Margin does not exceed $15,500,000, the Phase 1 Earn Out Amount will be zero. Purchaser shall pay to Seller the Phase 1 Earn Out Amount, if any, on or before March 15, 2022.

(b)    As soon as reasonably practicable after December 31, 2022 (the “Second Measurement Date”) but not later than February 28, 2023, Purchaser shall calculate the aggregate Contribution Margin for the 12 month period ending on the Second Measurement Date (the “Earn Out Contribution Margin”) generated by (i) the products that are Acquired Assets, including Legacy Products, and (ii) New Products (including any New Products not acquired by Purchaser); provided, that in no event shall the Earn Out Contribution Margin exceed $27,500,000; provided, further, that New Products that do not have a Score of at least 4.3 stars for the 60 day period ending on the Second Measurement Date shall not be considered for the purposes of calculating the Earn Out Contribution Margin (except for (A) any New Product(s) or Legacy Products transferred to Purchaser pursuant to the terms hereof, with a Score of at least 4.3 stars that subsequently falls below 4.3 and (B) for the avoidance of doubt, any Legacy Products or New Product(s) that Purchaser or a Purchaser Designee purchased and accepted with knowledge that such Legacy Products or New Product(s) had a Score of less than 4.3 stars, which shall be included for the purposes of calculating the Earn Out Contribution Margin). Notwithstanding the foregoing, if any Seller has not provided Purchaser with the information and access contemplated by Section 5.16 that is necessary to calculate the Earn Out Contribution Margin, then the Second Measurement Date shall be extended by the number of days, if any, for which any Seller has delayed the provision of such information or has otherwise denied Purchaser such access.

(c)    If the Earn Out Contribution Margin is greater than or equal to $16,000,000, the “Phase 2 Earn Out Amount” shall equal the product of A multiplied by B multiplied by C, where:

A = (Earn Out Contribution Margin less $15,500,000) divided by $500,000; provided that the resulting quotient shall be rounded down to the nearest whole number

B = 100,000

C = the average of the volume-weighted average closing price per share of Parent Common Stock, as reported on Nasdaq for the 30 consecutive Trading Days ending on the Second Measurement Date

(d)    If the Earn Out Contribution Margin is less than $16,000,000, the Phase 2 Earn Out Amount shall equal zero and no payment shall be made under this Section 2.9.

(e)    Following the Second Measurement Date, Purchaser will promptly confirm in writing to 9830 the Phase 2 Earn Out Amount and the expected date of payment thereof, which amount, if any, shall be paid to 9830 (for the benefit of Sellers), in cash, by wire transfer of immediately available funds no later than 30 days following such Second Measurement Date (as such date may be extended pursuant to Section 2.9(a)). Upon receipt of such written confirmation, 9830 (and to the extent reasonably requested, its representatives) will be given reasonable access upon reasonable notice to Purchaser’s and/or any applicable Purchaser Designee’s relevant books, records, workpapers and personnel related to the determination of the Phase 2 Earn Out Amount (subject to customary confidentiality, hold harmless or release agreements related to such access) during business hours for the limited purpose of verifying the Phase 2 Earn Out Amount.

(f)    If the Parties have agreed in writing that the Phase 1 Earn Out Amount and/or the Phase 2 Earn Out Amount has been earned, and any such amount has not been paid to 9830 by the date on which such payment is due to Sellers pursuant to Section 2.9(a) or Section 2.9(e), respectively, an interest rate charge of 10% per annum shall be applied to such outstanding amount and shall accrue on such amount until such time as Purchaser pays such amount plus any such accrued interest.

(g)    The Parties understand and agree that (i) Sellers’ contingent rights to receive the Phase 1 Earn Out Amount and/or the Phase 2 Earn Out Amount shall not be represented by any form of certificate or other instrument, are not transferable and are unsecured and (ii) no Seller shall have any rights as a securityholder of Purchaser or a Purchaser Designee solely as a result of such Seller’s contingent right to receive any cash under this Section 2.9.

Section 2.10    Withholding. Purchaser and any other party making a payment pursuant to this Agreement will be entitled to deduct and withhold from any amounts payable pursuant to this Agreement any amounts that are required to be deducted and withheld pursuant to applicable Law. To the extent that any such amounts are so deducted or withheld and are remitted to the appropriate Governmental Authority, such amounts will be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

ARTICLE III

REPRESENTATIONS AND WARRANTIES WITH RESPECT TO SELLER AND THE BUSINESS

Except as set forth in the corresponding sections or subsections of the Disclosure Schedules attached hereto (collectively, the “Disclosure Schedules”) (each of which shall qualify only the specifically identified sections or subsections hereof to which such Disclosure Schedule relates and shall not qualify any other provision of the Transaction Documents), each Seller and Founder jointly and severally, represents and warrants to Purchaser as of the date hereof and as of the Closing as follows:

Section 3.1    Organization and Qualification; Authorization.

(a)    Seller is duly organized, validly existing and in good standing (except to the extent that the failure to be in good standing would not be material to Seller) under the Laws of the State of Wyoming and has all requisite power and authority to own, lease and operate its assets, properties and business and to carry on its business as now being conducted. Seller is duly qualified or otherwise authorized as a foreign entity to transact business in each jurisdiction listed on Schedule 3.1 of the Disclosure Schedules, which are all of the jurisdictions in which ownership of the Acquired Assets or operation of the Business as currently conducted requires Seller to so qualify, except to the extent that the failure to be so qualified would not have a material and adverse effect on the Business.

(b)    Seller has all requisite power and authority to (i) execute, deliver and perform its obligations under the Transaction Documents to which it is or will be a party and (ii) consummate the Transactions. The execution and delivery of the Transaction Documents to which Seller is or will be a party, the performance by Seller of its obligations hereunder and thereunder and the consummation by Seller of the Transactions have been or will be duly authorized, including any stockholder approvals that may be required under Seller’s organizational documents or Delaware General Corporation Law. This Agreement has been, and the Ancillary Agreements to which Seller is or will be a party will be, duly executed and delivered by Seller and constitute the legal, valid and binding obligation of Seller, enforceable against it in accordance with their respective terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other similar Laws affecting the rights of creditors generally and the availability of equitable remedies (the “Bankruptcy and Equity Exception”). Founder has all requisite capacity to execute and deliver this Agreement and any other Transaction Documents to which she is a party.

Section 3.2    No Violation. Except as set forth on Schedule 3.2 of the Disclosure Schedules, the execution, delivery and performance by Seller of the Transaction Documents and the consummation of the Transactions will not: (a) violate, contravene or conflict with any provision of the charter documents, bylaws or similar organizational documents of Seller; (b) violate, contravene or conflict with any resolution adopted by Seller’s board of directors or stockholders; (c) violate, contravene or conflict with any Law or Order; (d) contravene, conflict with, result in the violation or breach of any of the terms or conditions of, or constitute (with or without notice or lapse of time or both) a material default under or an event which would, or could reasonably be expected to give rise to, any right of notice, modification, acceleration, payment, suspension, withdrawal, cancellation or termination under, or in any manner release any party thereto from any obligation under, or otherwise affect any rights of Seller under, any Acquired Contract or material Permit that is an Acquired Asset; or (e) result in the creation or imposition of any Lien upon any Acquired Asset that would materially impact Purchaser’s intended use of such Acquired Asset.

Section 3.3    Consents and Approvals; Permits. Except as set forth on Schedule 3.3 of the Disclosure Schedules, no consent, approval, Order or authorization of, or registration, declaration or filing with, or notice to, any Governmental Authority or other Person, and no Permit, is required to be made or obtained by Seller in connection with the authorization, execution, delivery and performance by Seller of the Transaction Documents, the consummation of the Transactions or Purchaser’s operation of the Business after the Closing.

Section 3.4    Fair Consideration; No Fraudulent Conveyance. Seller is not now insolvent, and will not be rendered insolvent by the sale, transfer and assignment of the Acquired Assets pursuant to the terms of this Agreement or the transactions contemplated hereby. Seller has no intention to file for bankruptcy, and, to Seller’s Knowledge, no insolvency proceedings of any character including bankruptcy, receivership, reorganization, composition or arrangement with creditors, voluntary or involuntary, affecting Seller or any of the Acquired Assets or Assumed Liabilities are pending or threatened. Seller is not entering into this Agreement and the Transactions with the intent to defraud, delay or hinder Seller’s creditors and the consummation of the Transactions will not have any such effect. The Transactions do not constitute a fraudulent conveyance, or otherwise give rise to any right of any creditor of Seller whatsoever to any of the Acquired Assets after the Closing.

Section 3.5    Financial Statements; Accounting and Internal Controls.

(a)    Schedule 3.5(a) of the Disclosure Schedules sets forth copies of the following financial statements of Sellers and the Business (collectively, the “Financial Statements”): (i) the unaudited balance sheets of Sellers and the Business as of December 31, 2019, December 31, 2018 and December 31, 2017 and the related unaudited statements of operations, stockholders deficit, and cash flows for each of the years then ended (together with all related notes and schedules thereto) and (ii) the unaudited balance sheet of Sellers and the Business as of September 30, 2020 (the “Balance Sheet Date”) and the related unaudited statements of operations, stockholders deficit, and cash flows for each of the nine month period then ended (together with all related notes and schedules thereto).

(b)    The Financial Statements have not been prepared in accordance with GAAP and were prepared for internal use only. The Financial Statements (i) present fairly the assets, liabilities and financial condition of Sellers and the Business as of such dates and the results of operations of Sellers and the Business for such period and (ii) are consistent with the books and records of Sellers and the Business (which books and records are correct and complete in all material respects). Since the Balance Sheet Date, there has been no change in any accounting principles, policies, methods or practices, including any change with respect to reserves (whether for bad debt, contingent liabilities or otherwise) of Sellers and the Business.

Section 3.6    Accounts Payable. All accounts payable of Seller are reflected accurately and properly, in all material respects, on its books and records, including the Financial Statements and the Inventory Statement, are valid and such accounts payable of Seller have arisen in bona fide arm’s-length transactions in the ordinary course of business, and Seller with respect to the Business has been paying its accounts payable as and when due.

Section 3.7    Inventory. The Inventory that is an Acquired Asset is merchantable and fit for the purpose for which it was procured or manufactured, and is not slow-moving, obsolete, damaged, or defective. All such Inventory is owned by Seller free and clear of any Liens (other than Permitted Liens), and no Inventory is held on an excluded basis.

Section 3.8    Absence of Changes or Events. Except as set forth on the applicable subsection of Schedule 3.8 of the Disclosure Schedules, since December 31, 2019, (a) Seller has conducted the Business only in the ordinary course consistent with past practice, (b) no Event has occurred that, individually or in combination with any other Events, has had or could reasonably be expected to have a material and adverse effect on the Business or the Acquired Assets, (c) Seller has not suffered any loss, damage, destruction or other casualty affecting any material Acquired Assets, whether or not covered by insurance; and (d) there has been no termination of or receipt of notice of termination, notice of intention to discontinue, or change to any financial or other terms, with respect to any manufacturer of Seller related to the Business.

Section 3.9    Assets.

(a)    Seller has, and immediately following the Closing, Purchaser or the applicable Purchaser Designee will continue to have (on the same terms and conditions as Seller held such Acquired Assets as of immediately prior to the Closing), good and marketable title to, or a valid right to use, all of the tangible and intangible Acquired Assets, free and clear of any and all Liens (other than Permitted Liens). The Acquired Assets to which Seller has good and marketable title to, or a valid right to use, are all the assets and property that are necessary to enable the Business to be conducted immediately after the Closing in the same manner as the Business has been conducted since December 31, 2019, including, that the Specified Inventory for each SKU is all the inventory necessary, and such inventory is sufficient, for the Business to operate in the ordinary course consistent with past practice for 90 days after the Closing Date. Except as set forth on Schedule 3.9(a)(i) of the Disclosure Schedules, none of the Excluded Assets is material to the Business. Except as set forth on Schedule 3.9(a)(ii), no Affiliate of Seller is engaged in the Business or otherwise has any right, title or interest in any of the Acquired Assets or Assumed Liabilities.

(b)    All material items of tangible personal property owned or leased by Seller that constitute Acquired Assets are in good operating condition and repair, ordinary wear and tear excepted, and are suitable for the purposes for which they are presently being used.

(c)    Schedule 3.9(c) of the Disclosure Schedules sets for the physical location of all of the Acquired Assets that are tangible personal property.

Section 3.10    Intellectual Property.

(a)    Schedule 3.10(a) of the Disclosure Schedules contains a true, complete and accurate description and list of all (i) patented or registered Intellectual Property owned by Seller, (ii) pending patent applications and applications for other registrations of Intellectual Property owned by Seller, and (iii) unregistered Trademarks, copyrights, and data (of any type or kind) that are owned by Seller and material to Seller’s conduct of the Business as presently conducted or contemplated to be conducted (indicating for each of (i) and (ii) the applicable jurisdiction, registration number (if registered), application number, date issued (if issued) and dated filed).

(b)    Except as set forth on Schedule 3.10(b), Seller exclusively owns and possesses all right, title and interest in and to, or has the right under a valid and enforceable license to use and otherwise commercialize or exploit, all Intellectual Property necessary for or used or otherwise commercialized or exploited in the operation of the Business as presently conducted and as presently proposed to be conducted, free and clear of all Liens (the “Seller Intellectual Property”), and all Seller Intellectual Property owned by Seller is included in the Acquired Assets and after consummation of the transactions contemplated by this Agreement and the Ancillary Agreement will be exclusively owned by Purchaser or the applicable Purchaser Designee. None of the Seller Intellectual Property is invalid or unenforceable in whole or in part. No loss or expiration of any of the Seller Intellectual Property is pending, reasonably foreseeable or, to Seller’s Knowledge, threatened. No Seller Intellectual Property is subject to any maintenance fees or taxes or actions falling due within 90 days after the Closing Date.

(c)    Except as set forth on Schedule 3.10(c) of the Disclosure Schedule, Seller has taken all action necessary or reasonably advisable to protect and maintain in full force and effect the Seller Intellectual Property, including to maintain the confidentiality of all trade secrets and confidential information of Seller or with respect to the Business. No event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time) will, or reasonably could be expected to, result in the delivery, license or disclosure of any such trade secrets or confidential information to any other Person. No such trade secrets or confidential information have been impermissibly disclosed to any other Person or accessed or used by any other Person in an unauthorized manner.

(d)    Except as set forth on Schedule 3.10(d), each current or former Founder and Service Provider of Seller has executed a valid and enforceable written agreement (i) assigning to Seller ownership of all rights in any Intellectual Property developed by such Founder or Service Provider, solely or jointly with others, in the course and scope of his or her employment or engagement by Seller, and (ii) containing confidentiality and non-use terms and conditions sufficient to protect all trade secrets and confidential information of Seller or with respect to the Business. Neither Founder nor any other equityholders of Sellers, if any, owns or holds any Intellectual Property that is used, commercialized or exploited in any way by Seller.

(e)    Except as set forth on Schedule 3.10(e) of the Disclosure Schedules, (i) there have been no claims made or threatened against Seller asserting the invalidity, misuse or unenforceability of any Seller Intellectual Property or challenging Seller’s ownership of Intellectual Property owned or purported to be owned by Seller or right to use, commercialize or exploit any other Seller Intellectual Property, in either case free and clear of Liens, and to Seller’s Knowledge, there is no basis for any such claim, (ii) Seller has not received any notices of, and to Seller’s Knowledge there are no facts which indicate a likelihood of, any direct, vicarious, indirect, contributory or other infringement, violation or misappropriation by Seller of any Intellectual Property (including any cease-and-desist letters or demands or offers to license any Intellectual Property from any other Person), (iii) the conduct of the Business as previously conducted has not infringed, misappropriated or violated, and as presently conducted or presently proposed to be conducted by Purchaser or any applicable Purchaser Designee does not and will not infringe, misappropriate or violate, any Intellectual Property of any other Person, whether directly, vicariously, indirectly, contributorily or otherwise, and (iv) to Seller’s Knowledge, no Seller Intellectual Property has been infringed, misappropriated or violated by any other Person.

(f)    No Trademark owned or purported to be owned by Seller (including any Acquired Mark) is confusingly similar to any Trademark owned by applied for by any other Person. The use and licensing of all Trademarks owned or purported to be owned by Seller (including all Acquired Marks) has been subject to reasonable and adequate quality control, and Seller has not conducted the Business or used or enforced (or failed to use or enforce) any of such Trademarks in a manner that could result in the abandonment, cancellation, invalidity, or unenforceability of any such Trademarks.

(g)    The E-Commerce Assets currently used by Seller are sufficient for the current needs of the Business, including as to capacity and ability to process current peak volumes in a timely manner. In the past 12 months, there have been no bugs in, or failures, breakdowns, or continued substandard performance of, any E-Commerce Assets that has caused the substantial disruption or interruption in or to the use of such E-Commerce Assets by Seller or the conduct of the Business. Schedule 3.10(g) of the Disclosure Schedules describes the security precautions taken by Seller to protect its E-Commerce Assets and any confidential, proprietary or private information stored thereon.

(h)    Each privacy policy or other policy or terms published by Seller that relates to Personal Data, and the date that such policies or terms were published or otherwise in effect, have been delivered or made available to Purchaser. Seller is in compliance with all applicable Privacy Laws, its own privacy policies, terms of use, and other terms or policies or Contracts, and any third party privacy policies, terms of use, or other terms or policies or Contracts binding on Seller with respect to, in each case, data security, Data Breach notification requirements, the privacy of Service Provider, users, visitors, and customers, or the Processing of any Personal Data or other data (collectively, the “Privacy Requirements”). No claims are currently pending or, to Seller’s Knowledge, are threatened against Seller by any Person alleging a violation of any Privacy Requirements. Except as set forth on Schedule 3.10(h), the execution and delivery of this Agreement and the Ancillary Agreements, the performance by Seller of its obligations hereunder and thereunder, and the consummation of the transactions contemplated hereby and thereby (i) will comply with all Privacy Requirements, (ii) will not impair any rights of, or impose any obligations or restrictions on, Seller with respect to any use, disclosure, commercialization or exploitation of, or otherwise relating to, any Personal Data or other data, and (iii) will not give rise to any right on the part of any Person to impair any such rights or impose any such obligations or restrictions. Seller has never received a complaint or been the subject of any Proceeding or investigation regarding its Processing of Personal Data or other data or its privacy or data security policies, practices, or activities. In compliance with Privacy Requirements, Seller has adequate security measures in place to protect Personal Data and other data in its possession, custody, or control. Seller has not experienced any Data Breach.

Section 3.11    Contracts. Schedule 3.11 of the Disclosure Schedules contains a true, complete and accurate list as of the Closing Date of all Amazon Business Services Agreements and all outstanding purchase orders (true and complete copies of which Seller has provided to Purchaser) (a) by which any of the Acquired Assets are bound or affected or (b) to which Seller is a party or by which it is bound in connection with the Business, the Acquired Assets or Assumed Liabilities (each, a “Material Contract” and collectively, the “Material Contracts”), and, except as set forth on Schedule 3.11, (x) all such Material Contracts are in full force and effect and are valid and enforceable in accordance with their terms, and (y) Seller has at all times been in full compliance with all applicable terms and requirements of such contracts and has received no communication regarding any actual, alleged, possible breach or default under any such Material Contract.

Section 3.12    Litigation. There are no Proceedings pending or, to Seller’s Knowledge, threatened against Seller or any of the current or former officers, directors or employees of Seller or current or former Service Providers, in each case related to or affecting the Business, the Acquired Assets, or the Assumed Liabilities, nor, to Seller’s Knowledge, is there any reasonable basis for any such Proceeding. There is no Order to which Seller is a party or by which Seller is bound. Schedule 3.12 of the Disclosure Schedules sets forth all settlements made by Seller in connection with the Business or the Acquired Assets in excess of providing a customer with a replacement product or refund of the purchase price for such product.

Section 3.13    Compliance with Laws. Seller is in compliance, and has at all times complied, in all material respects with all Laws in connection with the conduct, ownership, use, occupancy or operation of the Business and the Acquired Assets, and Seller has not received during the past five years, nor, to Seller’s Knowledge, is there any basis for, any notice or other communication from any Governmental Authority or any other Person that Seller is not in compliance in any with any Law applicable to the Business or the Acquired Assets.

Section 3.14    Taxes.

(a)    Seller has timely and properly filed all Tax Returns required to be filed by or with respect to it, the Business, or the Acquired Assets. All such Tax Returns are accurate and complete in all material respects. Seller has timely and properly paid all Taxes required to be paid by it or with respect to the Acquired Assets or Business, whether or not shown as due on any Tax Return.

(b)    There are no Liens for Taxes upon the Business or any of the Acquired Assets other than Liens for Taxes not yet due and payable.

(c)    There is no Tax deficiency or adjustment outstanding, assessed or proposed against Seller, nor has Seller executed any outstanding waiver of any statute of limitations on or extension of the period for the assessment or collection of any material Tax which is still outstanding.

(d)    With respect to any period for which Tax Returns have not yet been filed or for which Taxes are not yet due or owing, Seller has made due and sufficient accruals for such Taxes on its financial statements as adjusted for the passage of time until the Closing.

(e)    No Tax audits or administrative or judicial Tax Proceedings are being conducted with respect to Seller with respect to the Business or any of the Acquired Assets. Seller has not received from any Governmental Authority any (i) written notice indicating an intent to open an audit or other review with respect to Taxes relating to the Business or any of the Acquired Assets, (ii) written request for information related to Tax matters with respect to the Business or any of the Acquired Assets, or (iii) written notice of deficiency or proposed adjustment or assessment for any amount of Tax relating to the Business or any of the Acquired Assets that has not been resolved or paid in full.

(f)    Seller has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency, in each case, that relates to the Business or any of the Acquired Assets, that, in either case, remains in effect.

(g)    Purchaser will not have any liability or obligation, and will not incur any loss, expense or cost, and none of the Acquired Assets will be subject to any Lien, by reason of any Taxes arising out of (i) the Business as conducted by Seller on or prior to the Closing Date, or (ii) any other operations or activities of Seller, whether conducted prior to the date hereof or hereafter.

(h)    No claim has been made by an authority in a jurisdiction where Seller does not file Tax Returns that Seller may be subject to taxation by that jurisdiction.

(i)    Purchaser will not be required to pay (and the Assumed Liabilities do not include any obligation to pay) any “applicable employment taxes” (as defined in Section 2302 of the CARES Act) in respect of the Business that would have been due on or before the Closing Date but for Section 2302(a)(1) of the CARES Act.

(j)    With respect to the Business, Seller has (i) timely deducted, withheld, and remitted all Taxes required to have been deducted, withheld, or remitted in connection with any amounts paid or owing to any employee, independent contractor, equity interest holder, or other third party, and all IRS Forms W-2 and 1099 required with respect thereto have been properly completed and timely filed, (ii) timely and properly collected all sales, use, value-added, and similar Taxes required to be collected, and has remitted or will remit on a timely basis such amounts to the appropriate Governmental Authority, and (iii) properly requested, received, and retained all necessary exemption certificates and other documentation supporting any claimed exemption or waiver of Taxes on sales or similar transactions as to which it would otherwise have been obligated to collect or withhold Taxes. Each Person who provides or provided services to Seller who is classified as an independent contractor or other non-employee for any purpose is properly classified.

(k)    Seller is not a party to or bound by (and no Assumed Liability includes or constitutes) (i) any Tax allocation, indemnification, or sharing agreement (other than this Agreement) or (ii) any closing or other agreement or ruling with any Governmental Authority with respect to Taxes, in each case that could bind Purchaser or any of its Affiliates after the Closing.

(l)    None of the Assumed Liabilities is an obligation to make a payment that is not deductible under Section 280G of the Code or to compensate any individual for excise taxes paid pursuant to Section 4999 of the Code.

(m)    Seller has not directly or indirectly been a party to any “listed transaction” as defined in Section 6707A of the Code and Treasury Regulation Section 1.6011-4(b).

(n)    Seller does not have any Liability for (and no Assumed Liability constitutes or includes Liability for) the Taxes of any other Person as a transferee or successor, as the result of being or having been a member of an Affiliated Group, by Contract (other than this Agreement), or otherwise, that would bind Purchaser or any of its Affiliates after the Closing Date.

(o)    Seller is not a “foreign person” as that term is used in Treasury Regulations Section 1.1445-2. None of the Acquired Assets is a “United States real property interest” under Section 897(c) of the Code.

(p)    None of the Acquired Assets is (i) a “section 197(f)(9) intangible” (as defined in Treasury Regulation Section 1.197-2(h)(1)(i) and assuming for this purpose that the transition period ends on August 10, 1993), or (ii) an interest in a Person classified as a partnership, a corporation or a disregarded entity for U.S. federal, state or local income tax purposes.

(q)    No Acquired Asset is (i) property required to be treated as owned by another Person pursuant to Section 168(f)(8) of the Internal Revenue Code of 1954, as amended and in effect immediately before the enactment of the Tax Reform Act of 1986; (ii) “tax-exempt use property” within the meaning of Section 168(h)(1) of the Code; (iii) “tax-exempt bond financed property” within the meaning of Section 168(g) of the Code; (iv) “limited use property” within the meaning of Revenue Procedure 76-30, (v) subject to Section 168(g)(1)(A) of the Code; (vi) subject to a “Section 467 rental agreement” as defined in Section 467 of the Code; or (vii) subject to any provision of Law similar to any of the foregoing.

(r)    All Intellectual Property that is an Acquired Asset is considered resident in the United States of America for Tax purposes.

Section 3.15    Material Suppliers. Schedule 3.15 of the Disclosure Schedules contains a true, complete and accurate list of (a) the top 15 vendors and suppliers to Sellers (each a “Material Supplier”), ordered from largest to smallest by the aggregate dollar value of purchases by Sellers during the 12 month period ended October 31, 2020 and (b) with respect to each Supplier, the aggregate dollar value of purchases. In addition, each Supplier with which any Seller has entered into a Contract that is in effect at the Closing shall be identified on the list by reference to Schedule 2.1(a)(i). No Supplier has terminated or adversely modified the amount, frequency or terms of the business such Supplier conducts with any Seller. Seller has not received any notice, nor does Seller have any Knowledge, that any Supplier intends to terminate or adversely modify the amount, frequency or terms of the business such Supplier conducts with Seller (or any other Seller). Except as set forth on Schedule 3.15 of the Disclosure Schedules, Seller does not have any outstanding material dispute with a Supplier, nor does Seller have any Knowledge, of any material dissatisfaction on the part of any Supplier.

Section 3.16    Products. Except as set forth on Schedule 3.16 of the Disclosure Schedules, to Seller’s Knowledge all products manufactured, sold or delivered by Seller have been in conformity with all applicable warranties, and Seller does not have any Liability for replacement thereof or other damages in connection therewith. No products manufactured, sold or delivered by Seller are subject to any guaranty, warranty or other indemnity beyond the applicable standard terms and conditions of sale with respect thereto which, in each case, have been made available to Purchaser. Except as set forth on Schedule 3.16 of the Disclosure Schedules, Seller has not received any notice of any claims for, and to Seller’s Knowledge there is no reasonable basis for, any product recalls, returns, warranty obligations or service calls relating to any of its products or services. Except as set forth on Schedule 3.16 of the Disclosure Schedules, Seller has not had nor has any Liability arising out of any injury to individuals or property as a result of the ownership, possession or use of any products manufactured, sold or delivered by Seller or with respect to any services rendered by Seller.

Section 3.17    International Trade Laws. Seller has, at all times as to which the applicable statute of limitations has not yet expired, conducted its transactions in accordance with all applicable International Trade Laws. Without limiting the foregoing: (a) Seller has obtained, and is in compliance with, all export licenses, license exceptions and other consents, notices, waivers, approvals, orders, authorizations, registrations, declarations, classifications and filings with any Governmental Authority required for (i) the export and re-export of products, services, Software and technologies and (ii) releases of technologies and Software to foreign nationals located in the United States and abroad (collectively, the “Export Approvals”); (b) there are no pending or, to Seller’s Knowledge, threatened claims against Seller with respect to such Export Approvals; (c) to Seller’s Knowledge, there are no actions, conditions or circumstances pertaining to Seller’s import or export transactions that may give rise to any future claims; (d) to Seller’s Knowledge, no Export Approvals with respect to the transactions contemplated hereby are required; (e) Seller has not received written notice to the effect that a Governmental Authority claimed or alleged that Seller was not in compliance with International Trade Laws; and (f) neither Seller nor any of its Affiliates has made any voluntary disclosures to, or has been subject to any fines, penalties or sanctions from, any Governmental Authority regarding any past violations of International Trade Laws.

Section 3.18    Anticorruption; Improper Payments. None of Seller, nor any officer, director, agent, manager, employee, Affiliate, or, to Seller’s Knowledge, any other Person authorized to act on behalf of Seller, will or has, directly or indirectly, taken any act in furtherance of an offer, payment, promise to pay, authorization, or ratification of payment, directly or indirectly, of any money or anything of value (including any gift, sample, rebate, travel, meal and lodging expense, entertainment, service, equipment, debt forgiveness, donation, grant or other thing of value, however characterized) to any Government Official or any other Person to secure any improper advantage or to obtain or retain business that would or may cause Seller to be in violation of Improper Payment Laws. Seller complies, will and has at all times complied, with all Improper Payment Laws. Without limiting the generality of the foregoing, (a) Seller has not violated and is not in violation of, in any material respect, the U.S. Anti-Kickback Statute (42 U.S.C. Section 1302a-7(b)), the Federal False Claims Act (31 U.S.C. Sections 3729, et seq.) or any related or similar Law and (b) there has been no use or authorization of money or anything of value relating to any unlawful payment or secret or unrecorded fund or any false or fictitious entries made in the books and records of Seller relating to the same. None of Seller, nor, to Seller’s Knowledge, any equityholder of Seller, nor any of their respective Affiliates or Persons acting on their behalf have received any notice or communication from any Person that alleges, nor been involved in any internal investigation involving any allegations relating to potential violation of any Improper Payment Laws or other applicable Law, nor have received a request for information from any Governmental Authority regarding Improper Payment Laws. None of Seller, nor to Seller’s Knowledge, any officer, director, manager, employee, attorney, accountant, consultant, financial advisor, Affiliate or other agent of Seller, has employed or retained, directly or indirectly, a Government Official or a family member of a Government Official. No Government Official has, directly or indirectly, the right of control over, or any beneficial interest in Seller. Seller further agrees that should it learn of any information regarding potential violations of the Improper Payment Laws or any information otherwise relevant to this provision, it will promptly advise Purchaser of such knowledge or suspicion.

Section 3.19    Restricted Securities. Seller understands that the shares of Parent Common Stock to be issued pursuant to this Agreement have not been and will not be registered under the Securities Act, by reason of a specific exemption from the registration provisions of the Securities Act which depends upon, among other things, the bona fide nature of the investment intent and the accuracy of Seller’s representations as expressed herein. Seller understands that the shares of Parent Common Stock to be issued pursuant to this Agreement are “restricted securities” under applicable U.S. federal and state securities laws and that, pursuant to these laws, Seller must hold the shares of Parent Common Stock indefinitely unless they are registered with the SEC and qualified by state authorities, or an exemption from such registration and qualification requirements is available. Seller acknowledges that Purchaser, except as contemplated by Section 5.6, has no obligation to register or qualify the Parent Common Stock to be issued pursuant to this Agreement for resale. Seller further acknowledges that if an exemption from registration or qualification is available, it may be conditioned on various requirements including the time and manner of sale, the holding period for the Parent Common Stock and on requirements relating to Purchaser which are outside of Seller’s control, and which Purchaser is under no obligation and may not be able to satisfy.

Section 3.20    Accredited Investor. Seller is an “accredited investor” as defined in Rule 501(a) of Regulation D promulgated under the Securities Act.

Section 3.21    Investment Experience. Seller represents that it is a sophisticated investor experienced in evaluating and investing in private placement transactions of securities of companies in similar stage of development as Purchaser and acknowledges that Seller can bear the economic risk of its investment for an indefinite period of time, and has such knowledge and experience in financial and business matters that Seller is capable of evaluating the merits and risks of the investment in the Parent Common Stock.

Section 3.22    No General Solicitation. Neither Seller, nor any of Seller’s officers, managers, employees, agents, members or partners has either directly or indirectly, including through a broker or finder (a) engaged in any general solicitation, or (b) published any advertisement in connection with the offer and sale of the Parent Common Stock.

Section 3.23    Legends. Seller understands that the Parent Common Stock acquired hereunder and any securities issued in respect of or exchange therefor may bear any one or more of the following legends:

(a)    “THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), AND MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED, ASSIGNED, PLEDGED OR HYPOTHECATED UNLESS REGISTERED UNDER THE ACT OR UNLESS AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE ACT IS AVAILABLE”;

(b)    “THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO THE TERMS AND CONDITIONS OF A LOCK-UP, VOTING AND STANDSTILL AGREEMENT WHICH PLACES CERTAIN RESTRICTIONS ON THE TRANSFER AND VOTING OF THE SHARES REPRESENTED HEREBY. ANY PERSON ACCEPTING ANY INTEREST IN SUCH SHARES SHALL BE DEEMED TO AGREE TO AND SHALL BECOME BOUND BY ALL THE PROVISIONS OF SUCH AGREEMENT. A COPY OF SUCH LOCK-UP, VOTING AND STANDSTILL AGREEMENT WILL BE FURNISHED TO THE RECORD HOLDER OF THIS CERTIFICATE WITHOUT CHARGE UPON WRITTEN REQUEST TO THE COMPANY AT ITS PRINCIPAL PLACE OF BUSINESS.”; and

(c)    any legend required by the securities laws of any state to the extent such laws are applicable to the Parent Common Stock represented by the certificate so legended.

Section 3.24    Information; Investment Purpose. Seller has requested, received, reviewed and considered all the information Seller deems necessary, appropriate or relevant as a prudent and knowledgeable investor in evaluating the investment in Parent Common Stock. Seller further represents that it has had an opportunity to ask questions of and receive answers from Purchaser regarding the terms and conditions of the offering of the shares of Parent Common Stock and the business, prospects and financial condition of Purchaser necessary to verify the accuracy of any information furnished to Seller or to which Seller had access. Seller is acquiring the shares of Parent Common Stock pursuant to this Agreement in the ordinary course of Seller’s business and for Seller’s own account for investment purposes only and with no present intention of distributing any Parent Common Stock, and no arrangement or understanding exists with any other persons regarding the distribution of Parent Common Stock.

Section 3.25    No Brokers or Finders. Except for the Northbound Group, neither Seller nor any of its Affiliates has retained any broker or finder, agreed to pay or made any statement or representation to any Person that would entitle such Person to, any broker’s, finder’s or similar fees or commissions in connection with the Transactions.

Section 3.26    Disclosure. None of the representations and warranties contained in this Article III, the information contained in the Exhibits and Disclosure Schedules attached hereto and the written statements, documents, certificates or other items prepared and supplied to Purchaser or its Affiliates by or on behalf of Seller in connection with the transaction contemplated hereby, contain any untrue statement of a material fact or omit a material fact necessary to make each statement contained herein or therein, in light of the circumstances in which they were made, not misleading.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PARENT AND ACQUISITION SUB

Parent and Acquisition Sub hereby represent and warrant to Sellers and Founder as of the date hereof and as of the Closing as follows:

Section 4.1    Organization; Authorization. Each of Parent and Acquisition Sub is a corporation duly organized, validly existing and in good standing (except to the extent that the failure to be in good standing would not be material to Parent or Acquisition Sub, as applicable) under the Laws of the State of Delaware and has all requisite power and authority to own, lease and operate its assets, properties and business and to carry on its business as now being conducted. Each of Parent and Acquisition Sub has all requisite power and authority to execute and deliver the Transaction Documents, to consummate the Transactions and to comply with the terms, conditions and provisions hereof and thereof. The execution, delivery and performance by each of Parent and Acquisition Sub of the Transaction Documents to which it is or will be a party have been duly and properly authorized by all requisite corporate action in accordance with applicable Law and with its organizational documents. The Transaction Documents to which either Parent and Acquisition Sub is or will be a party have been or will be duly executed and delivered by Parent and Acquisition Sub, as applicable, and constitute the legal, valid and binding obligation of Parent or Acquisition Sub, as applicable, enforceable against it in accordance with its terms, except as such enforceability may be limited by the Bankruptcy and Equity Exception.

Section 4.2    No Violation. The execution, delivery and performance by each of Parent and Acquisition Sub of the Transaction Documents to which it is a party and the consummation by each of Parent and Acquisition Sub of the Transactions will not violate, contravene or conflict with any: (a) Law; or (b) provision of the charter documents, bylaws or similar organizational documents of Parent or Acquisition Sub.

Section 4.3    Consents and Approvals. No consent, approval, Order or authorization of, or registration, declaration or filing with, or notice to, any Governmental Authority or other Person is required to be made or obtained by Purchaser or Acquisition Sub in connection with the authorization, execution, delivery and performance by Parent or Acquisition Sub of the Transaction Documents to which Purchaser and/or Acquisition Sub is a party, or the consummation by Parent or Acquisition Sub of the Transactions.

Section 4.4    Valid Issuance. The shares of Parent Common Stock to be issued pursuant to Article II will, when issued in accordance with the provisions of this Agreement, be validly issued, fully paid and nonassessable.

ARTICLE V

COVENANTS AND AGREEMENTS

Section 5.1    Agreements Regarding Tax Matters.

(a)    Allocation. Purchaser and Seller agree that the Purchase Price (plus any Assumed Liabilities treated as consideration for income Tax purposes) shall be allocated for all income Tax purposes consistently with Section 1060 of the Code as shown on an allocation schedule prepared in accordance with this Section 5.1(a) (the “Allocation Schedule”). Purchaser shall prepare and provide the Allocation Schedule to Seller within 90 days after the Closing Date. If within 20 days after such delivery, Seller notifies Purchaser in writing that it objects to the allocation set forth in the Allocation Schedule, the Parties shall use commercially reasonable efforts to resolve such dispute. In the event that the Parties are unable to resolve such dispute within 20 days, the dispute shall be resolved by a nationally recognized accounting firm (the “Accountant”), and the Allocation Schedule shall be adjusted to reflect such resolution. Any and all fees, expenses and costs of the Accountant shall be borne by the Party whose proposed determination of all disputed items submitted to the Accountant, in the aggregate, yields the larger discrepancy to that of the Accountant’s final determination of such disputed items. In the event of any adjustment to the Purchase Price (or any other item of consideration for income Tax purposes) requiring an amendment to the Allocation Schedule, Purchaser shall amend the Allocation Schedule in accordance with this Section 5.1(a) and shall provide such amended allocation to Seller (which, subject to the dispute resolution provisions set forth in this Section 5.1(a) shall become the Allocation Schedule). Each Party agrees to (i) prepare and timely file all applicable Tax Returns in a manner consistent with the final Allocation Schedule and (ii) act in accordance with any such Allocation Schedule for all Tax purposes, in each case unless otherwise required by a “determination” within the meaning of Section 1313 of the Code.

(b)    Straddle Period Taxes. In the case of any real or personal property Taxes (or other similar ad valorem Taxes or Taxes imposed on a periodic basis) attributable to the Business or the Acquired Assets that are imposed for a period beginning on or before and ending after the Closing Date (each, a “Straddle Period Tax”), any such Straddle Period Taxes shall be prorated between Purchaser and Seller on a daily basis. The Party required by Law to pay any such Straddle Period Tax (the “Paying Party”) shall file the Tax Return related to such Straddle Period Tax within the time period prescribed by Law and shall timely pay such Straddle Period Tax. To the extent any portion of such payment is the responsibility of the other party hereunder, the Paying Party shall provide the other party (the “Non-Paying Party”) with notice of the amount of such Straddle Period Taxes, and within 10 days of receipt of such notice, the Non-Paying Party shall reimburse the Paying Party for the Non-Paying Party’s share of such Straddle Period Taxes.

(c)    Transfer Taxes. All transfer, documentary, sales, use, stamp, value added, goods and services, excise, registration and other similar Taxes, and all conveyance or filing fees, recording charges and other similar fees and charges (including any penalties and interest) incurred in connection with the consummation of the transactions contemplated by this Agreement and any Ancillary Agreements (“Transfer Taxes”) shall be paid by Seller when due, and Seller shall at its expense prepare and file all Tax Returns and other documentation with respect to all such Transfer Taxes, and if required by Law, Purchaser shall join in the execution thereof.

(d)    Cooperation. To the extent relevant to the Business or the Acquired Assets, each Party shall (i) provide the other with such assistance as may reasonably be required in connection with the preparation of any Tax Return and the conduct of any audit or other examination by any Governmental Authority or in connection with judicial or administrative proceedings relating to any Liability for Taxes and (ii) retain and provide the other with all records or other information that may be relevant to the preparation of any Tax Returns, or the conduct of any audit, examination or other proceeding relating to Taxes (each, a “Tax Contest”). Such cooperation shall include obtaining and providing appropriate forms, providing the necessary powers of attorney, retaining and providing records and information that are reasonably relevant to any such Tax Return or Tax Contest, and making employees available on a mutually convenient basis to provide additional information and explanation of any materials provided hereunder, in each case at the expense of the party requesting such cooperation. Seller shall retain all documents, including prior years’ Tax Returns, supporting work schedules and other records with respect to the Acquired Assets and Business, including all sales, use and employment Tax Returns and shall not destroy or otherwise dispose of any such records for six years after Closing or, if later, until the expiration of the applicable statute of limitations, without the prior written consent of Purchaser.

Section 5.2    Employee Matters. Nothing in this Agreement shall (a) create a Contract between Purchaser and any Service Provider, or (b) require or be construed to require Purchaser or any Affiliate of Purchaser to provide any employee benefit plan or non-cash compensation (including retirement benefits, health or welfare benefits, equity-based compensation, or severance) to any Person. Notwithstanding anything in this Agreement to the contrary, no Service Provider may rely on this Agreement as the basis for any breach of contract claim against Purchaser.

Section 5.3    Further Assurances. Each of the Parties agrees that subsequent to the Closing, upon the reasonable request of any other Party from time to time, it shall execute and deliver, or cause to be executed and delivered, such further instruments and take such other actions as may be necessary or desirable to carry out the transactions contemplated by this Agreement and the Ancillary Agreements or to vest, perfect or confirm of record or otherwise in Purchaser any and all right, title and interest in, to and under any of the Acquired Assets as a result of or in connection with the Transactions.

Section 5.4    Public Announcements. Neither Sellers nor Founder or any of their respective Affiliates, or any of their respective officers, directors, managers, employees, partners, agents, advisors or other representatives shall issue or cause the publication of any press release or other public announcement relating to the Transaction Documents or the Transactions (whether before or after the Closing) without the prior written consent of Purchaser, except as such Person believes in good faith and based on reasonable advice of counsel is required by applicable Law (in which case the disclosing Person will advise Purchaser in writing before making such disclosure).

Section 5.5    Wrong Pocket Provisions.

(a)    If, at any time following the Closing, any Seller becomes aware that any Acquired Asset which should have been transferred to Purchaser or a Purchaser Designee pursuant to the terms of the Transaction Documents was not transferred to Purchaser or a Purchaser Designee as contemplated by the Transaction Documents, then such Seller shall promptly transfer or cause its Affiliates to transfer such Acquired Asset to Purchaser or the applicable Purchaser Designee for no additional consideration.

(b)    If, at any time following the Closing, any Seller becomes aware that any Assumed Liability (whether arising prior to, at or following the Closing) was not assumed by Purchaser or a Purchaser Designee as contemplated by this Agreement or the Ancillary Agreements, then such Seller shall promptly notify Purchaser and the applicable Purchaser Designee and Purchaser, the applicable Purchaser Designee and such Seller shall each use reasonable efforts to resolve the ownership of such Assumed Liability by written agreement.

(c)    If, at any time following the Closing, Purchaser or a Purchaser Designee becomes aware that any Excluded Asset which should have been retained by a Seller pursuant to the terms of this Agreement or the Ancillary Agreements was transferred to Purchaser or a Purchaser Designee, then Purchaser or the applicable Purchaser Designee shall promptly transfer or cause its Affiliates to transfer such Excluded Asset to such Seller for no additional consideration.

(d)    If, at any time following the Closing, Purchaser or a Purchaser Designee becomes aware that any Excluded Liability (whether arising prior to, at or following the Closing) was assumed by Purchaser or a Purchaser Designee, then Purchaser shall promptly notify Sellers and Purchaser, the applicable Purchaser Designee and Sellers shall each use reasonable efforts to resolve the ownership of such Excluded Liability by written agreement.

Section 5.6    Registration and Certain Other Rights.

(a)    Definitions. The following definitions will apply to this Section 5.6.

(i)    “Register,” “registered,” and “registration” shall refer to a registration under the Securities Act effected by preparing and filing a Registration Statement in compliance with the Securities Act and applicable rules and regulations thereunder, and the declaration or ordering of effectiveness of such Registration Statement.

(ii)    “Registrable Securities” means (A) the issued shares of Parent Common Stock representing the Closing Shares and (B) any equity securities of Sellers issued or issuable directly or indirectly with respect to the securities referred to in the foregoing clause (A) by way of stock dividend or stock split or in connection with a combination of shares, recapitalization, reclassification, merger, amalgamation, arrangement, consolidation or other reorganization; provided that, such securities will cease to be Registrable Securities upon the earliest to occur of (1) when they are sold pursuant to an effective Registration Statement under the Securities Act, or (2) when they become eligible for sale without restriction pursuant to Rule 144 (including Rule 144(c)).

(iii)    “Registration Expenses” means all expenses incurred by Parent in effecting any registration pursuant to this Agreement (whether or not any registration or prospectus becomes effective or final) or otherwise complying with its obligations under this Section 5.6, including all registration, filing and listing fees, printing expenses, fees and disbursements of counsel for Parent and of one firm of counsel for Sellers (not to exceed $15,000), blue sky fees and expenses, expenses of Parent’s independent accountants in connection with any regular or special reviews or audits incident to or required by any such registration, but shall not include Selling Expenses.

(iv)    “Registration Statement” means any registration statement of Parent filed under the Securities Act that covers the resale of any of the Registrable Securities pursuant to the provisions of this Agreement, amendments and supplements to such Registration Statement, including post-effective amendments, all exhibits and all material incorporated by reference in such Registration Statement.

(v)    “Rule 144” means Rule 144 promulgated by the SEC pursuant to the Securities Act, as such rule may be amended or interpreted from time to time, or any similar rule or regulation hereafter adopted by the SEC having substantially the same purpose and effect as such rule.

(vi)    “Selling Expenses” means all discounts, selling commissions and stock Transfer Taxes applicable to the sale of Registrable Securities and fees and disbursements of financial advisors for Seller and all similar commissions relating to Seller’s disposition of Registrable Securities.

(b)    Registration Rights. Subject to the terms and conditions of this Agreement and Parent’s receipt of information from Sellers that is required to be included in a Registration Statement regarding Sellers, Parent hereby agrees to prepare and file with the SEC (i) a Registration Statement or (ii) to the extent permitted by the rules and regulations of the SEC, a prospectus supplement in respect of an appropriate effective Registration Statement in each case for the purpose of registering the resale of all of the Registrable Securities as soon as reasonably practicable after the Closing Date; provided that Parent may exclude the Registrable Securities of Sellers (and not file a Registration Statement in respect of the Registrable Securities) if Sellers have not complied with the provisions of this Section 5.6 or has notified Parent in writing of its election to exclude all of its Registrable Securities from such Registration Statement. A draft of such Registration Statement or prospectus supplement shall be provided to Sellers and their counsel for their review and comment a reasonable time prior to its filing. Parent shall use commercially reasonable efforts to keep any Registration Statement continuously effective and in compliance with the Securities Act and usable for resale of all Registrable Securities until the earlier of (A) the date on which all Registrable Securities covered by such Registration Statement have been sold and any required prospectus delivery period with respect to such sale shall have expired, and (B) the date on which all Registrable Securities covered by such Registration Statement may be sold without restriction pursuant to Rule 144 (including Rule 144(c)).

(c)    Expenses of Registration. All Registration Expenses incurred in connection with any registration, qualification or compliance hereunder shall be borne by Parent. All Selling Expenses incurred in connection with any registrations hereunder shall be borne by Sellers.

(d)    Obligations of Parent.

(i)    Parent shall use commercially reasonable efforts to file the Registration Statement as promptly as practicable, but in any event no later than 120 days after the Closing Date.

(ii)    Parent shall use commercially reasonable efforts to cause the Registration Statement to become effective. Parent shall notify Sellers by e-mail as promptly as practicable after any Registration Statement becomes effective or any prospectus or prospectus supplement has been filed and shall simultaneously provide Sellers with a copy of any related prospectus to be used in connection with the sale or other disposition of the securities covered thereby.

(iii)    Parent shall use commercially reasonable efforts to prepare and file with the SEC such amendments and supplements to the applicable Registration Statement and the prospectus or prospectus supplement used in connection with such Registration Statement as may be necessary to comply with the provisions of the Securities Act with respect to the disposition of all securities covered by such Registration Statement; provided, however, that Parent shall have no obligation to amend any Registration Statement to give effect to any transfers effected by Sellers.

(iv)    Parent shall use its commercially reasonable efforts to procure the cooperation of Parent’s transfer agent in settling any sale or transfer of Registrable Securities.

(v)    If requested by Sellers, Parent shall promptly include in a prospectus supplement or amendment such information as Sellers may reasonably request in order to permit the intended method of distribution of such securities and make all required filings of such prospectus supplement or such amendment as soon as practicable after Parent has received such request; provided, however, that Parent shall have no obligation to file any prospectus supplement or amendment to give effect to any transfers effected by Sellers.

(vi)    Parent shall promptly notify Sellers so long as they hold Registrable Securities at any time when a prospectus relating to the sale of Registrable Securities is required to be delivered under the Securities Act of the happening of any event, as a result of which the prospectus included in such Registration Statement, as then in effect, includes an untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances under which they were made, and at the request of a seller of Registrable Securities promptly prepare and furnish to such seller a reasonable number of copies of a supplement to or an amendment of such prospectus as may be necessary so that, as thereafter delivered to the purchasers of such securities, such prospectus shall not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances under which they were made.

(vii)    Parent shall advise Sellers so long as they hold Registrable Securities promptly after it shall receive notice or obtain knowledge thereof, of (A) the issuance of any stop order, injunction or other order or requirement by the SEC suspending the effectiveness of any Registration Statement or the initiation or threatening of any Proceeding for such purpose, (B) the issuance by any state securities or other regulatory authority of any order suspending the qualification or exemption from qualification of any of the Registrable Securities under state securities or “blue sky” laws or the initiation or threat of initiation of any Proceedings for that purpose, and (C) the removal of any such stop order, injunction or other order or requirement or Proceeding or the lifting of any such suspension.

(viii)    Parent shall use commercially reasonable efforts to prevent the issuance of any stop order, injunction or other order or requirement suspending the effectiveness of any Registration Statement and obtain as soon as practicable the withdrawal of any such stop order, injunction or other order or requirement that is issued.

(e)    Suspension of Sales. Upon receipt of written notice from Parent that a Registration Statement, prospectus or prospectus supplement contains or may contain an untrue statement of a material fact or omits or may omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading or that Parent’s board of directors has determined in good faith that circumstances exist that make inadvisable use of such Registration Statement, prospectus or prospectus supplement, Sellers shall forthwith discontinue use of the Registration Statement until Sellers have received copies of a supplemented or amended prospectus or prospectus supplement, or Sellers are advised in writing by Parent that the use of the prospectus and, if applicable, prospectus supplement may be resumed, and, if so directed by Parent, Sellers shall deliver to Parent all copies, other than permanent file copies then in Sellers’ possession, of the prospectus and, if applicable, prospectus supplement covering such Registrable Securities in use at the time of receipt of such notice. The total number of days that any such suspension described in this paragraph may be in effect in any 180-day period shall not exceed 30 Business Days.

(f)    Obligations of Sellers.

(i)    Sellers agree that, upon receipt of any notice from Parent of the occurrence of any event of the kind described in Section 5.6(e) hereof, Sellers shall immediately discontinue use of the Registration Statement covering such Registrable Securities until Sellers’ receipt of the copies of the supplemented or amended prospectus contemplated by Section 5.6(e) hereof or receipt of notice that no supplement or amendment is required and that Sellers’ use of the Registration Statement may be resumed. Parent may provide appropriate stop orders to enforce the provisions of this Section 5.6(f).

(ii)    Sellers covenants and agrees that they will comply with the prospectus delivery requirements of the Securities Act as applicable to them or an exemption therefrom in connection with sales of Registrable Securities pursuant to any Registration Statement filed by Parent pursuant to this Agreement.

(iii)    Sellers covenants and agrees that they will notify Parent following the sale of Registrable Securities to a third party as promptly as reasonably practicable, and in any event within 10 days, following the sale of such Registrable Securities.

(iv)    Sellers agrees that they will not effect any disposition or other transfer of the Registrable Securities that would constitute a sale within the meaning of the Securities Act other than transactions exempt from the registration requirements of the Securities Act or pursuant to, and as contemplated in, the Registration Statement, and that it will promptly notify Parent of any material changes in the information set forth in the Registration Statement furnished by or regarding Sellers or their plan of distribution.

(g)    Confidentiality. If the filing of any Registration Statement, prospectus or prospectus supplement is deferred pursuant to Section 5.6(e), or Sellers’ ability to trade is suspended pursuant to Section 5.6(e), Sellers agree to treat such information confidentially and to not make public such information.

(h)    Furnishing Information.

(i)    Promptly after the Closing Date (and in any event not less than five Business Days after the Closing Date), Sellers shall deliver to Parent, a fully completed and executed selling stockholder questionnaire, in substantially the form attached as Exhibit G.

(ii)    Sellers shall not use any free writing prospectus (as defined in Rule 405) in connection with the sale of Registrable Securities without the prior written consent of Parent.

(iii)    It shall be a condition precedent to the obligations of Parent to take any action pursuant to this Section 5.6 that Sellers shall furnish to Parent such information regarding Sellers, the Registrable Securities held by Sellers and the intended method of disposition of such securities as shall be reasonably required to effect the registered offering of Sellers’ Registrable Securities.

(i)    Rule 144. With a view to making available the ability of a Seller to rely upon Rule 144, Parent shall, for so long as such Seller owns any Registrable Securities, (A) make and keep public information regarding Parent available, as those terms are understood and defined in Rule 144, (B) use commercially reasonable efforts to file with the SEC in a timely manner all reports and other documents required to be filed by Parent under the Securities Act and the Exchange Act; and (C) furnish, unless otherwise available at no charge by access electronically to the SEC’s EDGAR filing system, to Seller so long as it holds Registrable Securities promptly upon request (1) a copy of the most recent annual or quarterly report of Parent, and (2) such other reports and documents of Parent so filed with the SEC as such Seller may reasonably request in availing itself of any rule or regulation of the SEC allowing such Seller to sell any such securities without registration.

(j)    Registration Statement Indemnification.

(i)    Parent will indemnify and hold harmless each Sellers’ Indemnitee against any Losses (or actions in respect thereof) to which any such Sellers’ Indemnitee may become subject under the Securities Act or otherwise, insofar as such claims and Losses (or actions in respect thereof) arise out of or are based upon any untrue or alleged untrue statement of a material fact contained in any Registration Statement, prospectus, preliminary prospectus, free writing prospectus (as defined in Rule 405 under the Securities Act or any successor rule thereto) or any amendment thereof or supplement thereto or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein (in the case of a prospectus, preliminary prospectus or free writing prospectus, in light of the circumstances under which they were made) not misleading; and shall reimburse Sellers’ Indemnitees for any reasonable legal or other expenses reasonably incurred by them in connection with investigating or defending any such claims and Losses (or actions in respect thereof); provided, however, that Parent shall not be required to provide indemnification pursuant to this Section 5.6(j)(i): (A) where the claims, Losses and Liabilities (or actions in respect thereof) are caused by or contained in any information furnished in writing to Parent by Sellers (or their representative) or approved by Sellers (or their representative) expressly for use therein; (B) where the claims and Losses (or actions in respect thereof) are caused by Sellers’ failure to deliver a copy of the Registration Statement, prospectus, preliminary prospectus, free writing prospectus (as defined in Rule 405 under the Securities Act or any successor rule thereto) or any amendments or supplements thereto (if the same was required by applicable Law to be so delivered); or (C) where the claims and Losses (or actions in respect thereof) relate to offers or sales effected by or on behalf of Sellers “by means of” (as defined in Rule 159A) a “free writing prospectus” (as such term is defined in Rule 405) that was not authorized in writing by Parent. This indemnity shall be in addition to any liability Parent may otherwise have.

(ii)    Sellers will indemnify and hold harmless Parent and Acquisition Sub, each legal counsel and each underwriter, broker or other Person acting on behalf of the holders of Registrable Securities and each Affiliate who controls (within the meaning of Section 15 of the Securities Act and Section 20 of the Exchange Act) any of the foregoing Persons against all claims and Losses (or actions in respect thereof) resulting from (A) Sellers’ failure to comply with the prospectus delivery requirements of the Securities Act, or (B) any untrue or alleged untrue statement of material fact contained in the Registration Statement, prospectus, preliminary prospectus, free writing prospectus (as defined in Rule 405 under the Securities Act or any successor rule thereto) or any amendment thereof or supplement thereto or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein (in the case of a prospectus, preliminary prospectus or free writing prospectus, in light of the circumstances under which they were made) not misleading, but only to the extent that such untrue statement or omission is in writing and was either provided by Sellers (or their representative) or approved by Sellers (or their representative) expressly for use in any Registration Statement, prospectus, preliminary prospectus, free writing prospectus or amendment or supplement thereto; and shall reimburse such Persons for any legal or other expenses reasonably incurred by any of them in connection with investigating or defending any such claims and Losses (or actions in respect thereof). This indemnity shall be in addition to any liability Sellers may otherwise have, and shall, for the avoidance of doubt is not subject to Article VII.

Section 5.7    Buy-Out Option.

(a)    From and after the Closing and until (and including) the Second Measurement Date, Purchaser shall have the right, but not the obligation to purchase from Sellers, Founder and their respective Affiliates any New Product at a purchase price determined as follows (such right, the “Buy-Out Option”); provided that even if Purchaser decides not to acquire any New Product, such New Product will still be included in the determination of the Phase 1 Earn Out Amount and the Phase 2 Earn Out Amount, as applicable, in accordance with Section 2.9.

(i)    if the New Product has at least 14 months of sales history (including 12 months of sales history after a two month product launch), then the purchase price for such New Product shall be an amount equal to the actual Contribution Margin generated by such New Product during the 12 month period ending on the date Purchaser purchases such New Product (as adjusted upward for the Cost of inventory of such New Product that has been paid for by Sellers, Founder or their respective Affiliates but not sold as of the date on which Purchaser purchases such New Products) and Purchaser shall pay Seller such purchase price at the closing of the acquisition of such New Product; and

(ii)    if the New Product has less than 14 months of sales history, then the purchase price for such New Product shall be an amount equal to the actual Contribution Margin (as adjusted upward for the Cost of inventory of such New Product that has been paid for by Sellers, Founder or their respective Affiliates but not sold as of the date on which Purchaser purchases such New Product) generated by such New Product during the Pro-Rated Period for such New Product; provided, however, that such purchase price shall be paid as follows:

(A)    with respect to actual Contribution Margin generated during that portion of the Pro-Rated Period that begins with the Commencement Month and ends on the last day of the month prior to the closing of the purchase of such New Product (the “Historical Period”), such Contribution Margin shall be paid by Purchaser to such Seller, Founder or Affiliate pursuant to the terms of the purchase agreement in respect of such New Product; and

(B)    with respect to actual Contribution Margin generated during that portion of the Pro-Rated Period that begins on the first date after the end of the Historical Period and ends on the last date of the Pro-Rated Period, Purchaser shall calculate the Contribution Margin for such portion of the Pro-Rated Period within 30 days following the calendar quarter in which the Pro-Rated Period ends, notify Sellers of the amount thereof within 10 days following the completion of such calculation, and pay such Seller, Founder or Affiliate such amount within 10 days thereafter.

(b)    The “Pro-Rated Period” means the period commencing two months after the month in which the first sales of the applicable New Product were made (the “Commencement Month”) and ending at the end of the 11th month after the end of Commencement Month (the “Ending Month”) (e.g., if the first sale is in February 2021, then the Pro-Rated Period commences in April 2021 and ends in March 2022).

(c)    The following is an example of the Buy-Out Option and is for illustrative purposes only, if a New Product had its first sales in February 2021 and was purchased by Purchaser in January 2022, then the (i) Pro-Rated Period would be from April 2021 (first sale plus two months) through March 2022 (plus 11 months), (ii) Contribution Margin based on actual sales achieved for the period from April 2021 through December 2021 would be paid at the closing of the purchase of such New Product in January 2022, and (iii) Contribution Margin based on actual sales achieved for the period from January 2022 through March 2022 would be paid no later than May 2022.

(d)    The purchase of any New Product by exercise of the Buy-Out Option at any time shall be completed pursuant to a customary purchase agreement, in which all right, title and interest to the applicable New Products will transfer from Sellers and/or Founder and/or their applicable Affiliates to Purchaser or any Purchaser Designee on terms and conditions consistent with this Agreement, including, among other things, customary (i) representations regarding the applicable sellers of such New Products concerning (A) the existence of, and due authorization and approval by such Person of the sale of, the New Products, (B) the enforceability (subject to standard exceptions) of the agreement evidencing the related transfers, (C) the non-contravention of the sale of the New Products with applicable Laws and agreements binding on such Person, (D) the proper transfer to the Purchaser of all of the New Products, and the receipt by Purchaser or any Purchaser Designee of such New Products, free and clear of all Liens, and (E) sufficiency and condition of assets, and (ii) covenants, including with respect to the conveyance of such assets and any related liabilities, further assurances and non-competition, and (iii) indemnification obligations, in each case consistent with the representations, warranties, covenants and indemnification obligations set forth in this Agreement.

Section 5.8    Purchaser Designees. Purchaser may designate Persons that are direct or indirect wholly owned subsidiaries of Purchaser as of the Closing (the “Purchaser Designees”), (a) as purchasers of any of the Acquired Assets and/or (b) to assume any of the Assumed Liabilities, in each case in accordance with a written designation made by Purchaser to 9830 in writing and in accordance with the terms of this Agreement. Whenever a Purchaser Designee is required to engage in an act or omission, Purchaser agrees to cause such Purchaser Designee to do so, and Purchaser also agrees to be responsible for the acts and omissions of each Purchaser Designee if in violation of the terms hereof.

Section 5.9    Restrictive Covenants.

(a)    Non-Competition. Each Seller and Founder covenants and agrees that, during the period beginning on the Closing Date and ending on December 31, 2024 (the “Restricted Period”), such Party and their respective Affiliates will not, directly or indirectly, engage or participate in any manner (as an owner, equity holder, financing source, director, manager, officer, employee, agent, representative, consultant, service provider or otherwise) in any business that is competitive with the products (i) sold as part of the Acquired Assets, (ii) New Products that have been acquired by Purchaser or a Purchaser Designee in accordance with the exercise of the Buy-Out Option, or (iii) any existing product sold by Purchaser as of the Closing Date, anywhere in world. Notwithstanding the foregoing, nothing contained in this Section 5.9(a) shall prohibit any Seller or Founder or their respective Affiliates from the passive ownership of less than 2% of any class of stock listed on a national securities exchange or traded in the over-the-counter market.

(b)    Non-Solicitation of Employees and Contractors. Each Seller and Founder covenants and agrees that during the two years after the Closing each such Seller and Founder and their respective Affiliates will not, directly or indirectly, solicit, induce, employ or engage, or participate in any manner (as an owner, equity holder, financing source, director, manager, officer, employee, agent, representative, consultant, service provider or otherwise) in any business that solicits, induces, employs or engages, any individual that served as an employee or independent contractor (except the Parties may use the same vendors) of any Seller or its Affiliates at any time during the 12 month period prior to the Closing Date, or otherwise seek to influence or alter any such individual’s relationship with Purchaser or any of Affiliates of Purchaser.

(c)    Non-Disparagement. Each Seller and Founder covenants and agrees that each such Seller and Founder and their respective Affiliates will not, directly or indirectly, make, cause to be made or condone the making of any statement or other communication, written or otherwise, that could constitute disparagement or criticism of, or that could otherwise be considered to be derogatory or detrimental to, or otherwise reflect adversely on, harm the reputation of, or encourage any adverse action against the Business, Purchaser or any Affiliate of Purchaser or any of their employees or Affiliates. Nothing in this Section 5.9(c) shall limit any Seller or Founder or their respective Affiliates’ ability to make true and accurate statements or communications in connection with any disclosure a Seller or Founder or their respective Affiliates reasonably believe is required pursuant to applicable Law.

(d)    Acknowledgements; Remedies. Each Seller and Founder acknowledges and agrees that (i) the covenants and agreements set forth in this Section 5.9 were a material inducement to Purchaser to enter into this Agreement and to perform its obligations hereunder, (ii) Purchaser, any Purchaser Designees and their stakeholders would not obtain the benefit of the bargain set forth in this Agreement as specifically negotiated by the Parties if such Founder or Seller or any of their respective Affiliates breached any provision of this Section 5.9, (iii) any breach of any provision of this Section 5.9 by such Founder or Seller or any of their respective Affiliates would result in a significant loss of goodwill by Purchaser and the Business, (iv) the Purchase Price is sufficient consideration to make the covenants and agreements set forth herein enforceable, (v) the length of time, scope and geographic coverage of the covenants set forth in this Section 5.9 is reasonable given the benefits Founder and Sellers will directly or indirectly receive hereunder, (vi) Founder and Sellers are familiar with all the restrictive covenants contained in this Section 5.9 and are fully aware of its obligations hereunder, and (vii) Founder and Sellers will not challenge the reasonableness of the time, scope, geographic coverage or other provisions of this Section 5.9 in any Proceeding, regardless of who initiates such Proceeding. If any provision of this Section 5.9 relating to the length of time, scope or geographic coverage shall be declared by a court of competent jurisdiction or arbitrator to exceed the maximum length of time, scope geographic coverage, as applicable, under applicable Law, said length of time, scope or geographic coverage shall be deemed to be, and thereafter shall become, the maximum length of time, scope or geographic coverage that such court or arbitrator deems reasonable and enforceable and this Agreement shall automatically be considered to have been amended and restated to reflect such determination. Founder and each Seller further acknowledges and agrees that irreparable injury will result to Purchaser and/or any Purchaser Designees if such Founder or Seller or any of their respective Affiliates breaches any of the terms of this Section 5.9, and that in the event of an actual or threatened breach by such Founder or Seller or any of their respective Affiliates of any of the provisions contained in this Section 5.9, Purchaser and/or any Purchaser Designees will have no adequate remedy at Law. Founder and each Seller accordingly agrees that in the event of any actual or threatened breach by such Founder or Seller or any of their respective Affiliates of any of the provisions contained in this Section 5.9, Purchaser and/or the applicable Purchaser Designee shall be entitled to injunctive and other equitable relief without (A) posting any bond or other security, (B) proving actual damages and (C) showing that monetary damages are an inadequate remedy. Nothing contained herein shall be construed as prohibiting Purchaser and/or any Purchaser Designee from pursuing any other remedies available to it for such breach or threatened breach, including the recovery of any damages that it is able to prove. Founder and each Seller shall cause their respective Affiliates to comply with this Section 5.9, and shall be liable for any breach by any of their respective Affiliates of this Section 5.9. In the event of a breach or violation by a Founder or Seller or any of their respective Affiliates of this Section 5.9, the Restricted Period with respect to such party shall be extended by a period of time equal to the period of time during which such Person violates the terms of this Section 5.9.

Section 5.10    Release and Waiver. Founder and each Seller, effective upon the Closing, hereby irrevocably waives, releases and discharges Purchaser and its officers, directors, managers, stockholders, Affiliates and representatives (collectively, the “Released Parties”), from any and all claims, Liabilities, debts or obligations of any kind or nature whatsoever (including in respect of rights of contribution or indemnification), in each case whether absolute or contingent, liquidated or unliquidated, known or unknown, and agrees not to bring or threaten to bring or otherwise join in any claim against any of the Released Parties relating to, arising out of or in any way connected with any facts or circumstances (known or unknown) relating to the Business which existed on or prior to the Closing Date; provided that the foregoing waiver and release shall not apply to any claim, indemnity, or obligation of Purchaser pursuant to the Transaction Documents or in respect of any Assumed Liability. Except as otherwise expressly provided for in the Transaction Documents, Founder and each Seller agrees that from and after the Closing, Purchaser will not have any Liabilities to such Person or any of their respective Affiliates.

Section 5.11    Transition Services.

(a)    Transition Services. For a period not to exceed three months following the Closing Date (the “Transition Period”), Sellers’ shall, and shall cause their respective purchasing department personnel, customer services department personnel, operations department personnel, and other employees and contractors to, as reasonably necessary, (i) actively provide Purchaser with all services, support and training reasonably requested by Purchaser, its Affiliates and their respective personnel to transition the Business to Purchaser and (ii) consult with and support Purchaser in connection with the operation of the Business, including the onboarding of supplier relationships and SKU’s of certain Acquired Assets into Purchaser’s business. Following the Transition Period, Purchaser and Sellers shall negotiate and enter into an employee and contractor leasing agreement for any services that Purchaser wishes to receive from Sellers’ purchasing department personnel, customer services department personnel, and other employees and contractors, with such employee leasing to be provided to Purchaser for a price equal to Sellers’ cost of such employees or contractors.

(b)    Sellers’ Amazon Transition Services for Purchaser. For a period of up to six months following the Closing Date (the “Amazon Transition Services Period”), Seller shall facilitate and assist in the sale of, and oversight of shipment services related to, Purchaser’s Inventory held within an Excluded Amazon Account after the Closing Date (“Purchaser Transition Inventory”) as if such inventory were being held and sold by Purchaser in the ordinary course of business. Purchaser shall retain full ownership of all Purchaser Transition Inventory until such inventory has been sold in the ordinary course of business. Sellers shall implement actions related to the sale and shipment of such Purchaser Transition Inventory that are requested in writing by Purchaser, including actions regarding (i) pricing, (ii) advertising, (iii) coupons, discounts and other similar actions, and (iv) changes to the applicable Amazon listings; provided that to the extent reasonably necessary, Sellers may use their discretion, in good faith, as to the manner in which Sellers implement such requested actions. Sellers shall grant Purchaser view-only access to the Excluded Amazon Accounts that include the Purchaser Transition Inventory. Within 10 days following the end of each month in the Amazon Transition Services Period, Seller shall provide Purchaser (A) an Amazon Detailed Transaction Report setting forth, with respect to sales of the Purchaser Transition Inventory, Purchaser’s Amazon Sales generated during such prior month, the associated Amazon Fulfillment Fees, and the Net Amount Received by Amazon and (B) a report detailing Amazon Paid Media Costs to promote Purchaser Transition Inventory products during such prior month. From and after the Closing, and continuing until all Purchaser Transition Inventory has been sold, not later than the 15th day following the end of each calendar month, Sellers shall pay Purchaser an amount in cash equal to the Net Amount Received from Amazon for all sales of Purchaser Transition Inventory less the Amazon Paid Media Costs paid by Sellers to promote sales of the Purchaser Transition Inventory (an example settlement payment reconciliation report is provided in Schedule 5.11(b)), less any Monthly Inventory Repayment Amounts due from a previous month that are still unpaid as outlined in Section 2.8(b). For the avoidance of doubt, any unpaid Monthly Inventory Repayment Amounts due from a previous month that are setoff in accordance with the foregoing sentence shall not be subject to any finance charge or New Product pricing penalties, in each case, as outlined in Section 2.8(b). At the end of the Amazon Transition Services Period, Purchaser will provide written instruction to Seller for handling any unsold Purchaser Transition Inventory. Sellers shall not be liable to Purchaser for any actions taken regarding the Purchaser Transition Inventory, unless it is determined by Purchaser that Seller did not use a reasonable level of care in servicing the account related to, or otherwise handling, such inventory, whether or not notice regarding such servicing of the account, or otherwise handling such inventory, has been received by Sellers from Purchaser and Sellers have failed to cure such issue. Purchaser’s exclusive remedy for a breach of this Section 5.11(b) shall be limited to the cost of transferring the remaining Purchaser Transition Inventory to an Acquired Amazon Account or providing access to Purchaser to manage the remaining Purchaser Transition Inventory within the applicable Excluded Amazon Accounts.

(c)    Purchaser’s Amazon Transition Services for Sellers. During the Amazon Transition Services Period, Purchaser shall facilitate and assist in the sale of, and oversight of shipment services related to, Sellers’ Inventory held within an Acquired Amazon Account after the Closing Date (“Sellers Transition Inventory”) as if such inventory were being held and sold by Sellers in the ordinary course of business, all of which inventory is set forth on Schedule 5.11(c). Sellers shall retain full ownership of all Sellers Transition Inventory until such inventory has been sold in the ordinary course of business. Purchasers shall implement actions related to the sale and shipment of such Seller Transition Inventory that are requested in writing by Sellers, including actions regarding (i) pricing, (ii) advertising, (iii) coupons, discounts and other similar actions, and (iv) changes to the applicable Amazon listings; provided that to the extent reasonably necessary, Purchaser may use its discretion, in good faith, as to the manner in which Purchaser implements such requested actions. Purchaser shall grant Sellers view-only access to the Acquired Amazon Accounts that include the Sellers Transition Inventory. Purchaser will provide the Amazon Transition Services as part of the Purchase Price, and Purchaser will receive no additional consideration for providing the Amazon Transition Services. Within 10 days following the end of each month in the Amazon Transition Services Period, Purchaser shall provide Seller (A) an Amazon Detailed Transaction Report setting forth, with respect to sales of the Sellers Transition Inventory, Sellers’ Amazon Sales generated during such prior month, the associated Amazon Fulfillment Fees, and the Net Amount Received from Amazon and (B) a report detailing Amazon Paid Media Costs to promote Sellers Transition Inventory products during such prior month. From and after the Closing and continuing until all Sellers Transition Inventory has been sold, not later than the 15th day following the end of each calendar month, Purchaser shall pay 9830 (for the benefit of Sellers) an amount in cash equaling the Net Amount Received by Amazon for all sales of Sellers Transition Inventory less the Amazon Paid Media Costs paid by Purchaser to promote sales of the Sellers Transition Inventory. An example settlement payment reconciliation report is provided in Schedule 5.11(b). At the end of the Amazon Transition Services Period, Sellers will provide written instruction to Purchaser for handling any unsold Sellers Transition Inventory. Purchaser shall not be liable to Sellers for any actions taken regarding the Sellers Transition Inventory, unless it is determined by Sellers that Purchaser did not use a reasonable level of care in servicing the account related to, or otherwise handling, such inventory, whether or not notice regarding such servicing of the account, or otherwise handling such inventory, has been received by Purchaser from Sellers and Purchaser has failed to cure such issue. Sellers’ exclusive remedy for a breach of this Section 5.11(c) shall be limited to the cost of transferring the remaining Sellers Transition Inventory to an Excluded Amazon Account or providing Sellers access to manage the remaining Sellers Transition Inventory within the applicable Acquired Amazon Accounts.

(d)    Purchaser and/or its Affiliates will pay $50,000 per month to 9830 for Sellers’ transition services for the first three months following the Closing Date (the “Service Term”). If Purchaser determines to discontinue Amazon Transition Services provided by Sellers for any reason Purchaser and/or its Affiliates will continue to pay the $50,000 monthly fee during the remainder of the Service Term.

Section 5.12    Product Recalls.

(a)    Regarding any product recall set forth on Schedule 5.12, Purchaser has up to 180 days following the Closing Date to accept any recalled product as an Acquired Asset. If Purchaser determines to accept any such recalled product, Purchaser shall provide written notice to 9830 of such determination and, following receipt of such written notice, Sellers shall be deemed to have transferred or shall be deemed to have caused such product to be transferred to Purchaser or a Purchaser Designee, and such product shall be deemed to be an Acquired Asset from and after the time at which such written notice was sent by Purchaser and such Acquired Asset shall be treated as a New Product. From and after the date on which Purchaser accepts the recalled product, (i) Purchaser shall, in its sole discretion, determine all steps and procedures with respect to each such recall and shall manage the logistics, including collecting defective products, distributing replacement units and providing customer service, (ii) Sellers shall cooperate with Purchaser in good faith to continue to effect each such recall, (iii) within 10 days following the end of each month that any such product recall is ongoing, Sellers shall pay to Purchaser in cash all Costs and related administrative costs incurred by Purchaser that are associated with distributing replacement units; and (iv) Sellers will receive all reimbursement or compensation related to the recalled product(s) received from the supplier(s) of such recalled product(s).

(b)    From and after the date hereof and until such time as Purchaser is deemed to have accepted (in accordance with Section 5.12(a)) a recalled product set forth on Schedule 5.12, Purchaser shall be entitled to participate in any discussions, negotiations or other communications between Sellers and their Affiliates or representatives, on the one hand, and the suppliers of such recalled products, on the other hand. Each Seller shall, and shall cause its Affiliates to, (i) not participate in or attend any meeting or engage in any discussion or other communication with any supplier regarding any recalled product set forth on Schedule 5.12 without Purchaser being present at such meeting or discussion or otherwise being included in such communication, and (ii) to the extent reasonably practicable, give Purchaser reasonable prior notice of any such meeting, discussion or other communication.

Section 5.13    Founder’s Obligations. Founder shall, and shall cause each Seller to, perform and comply with each of the covenants set forth in this Agreement. Founder acknowledges and agrees that she will derive substantial benefit from the consummation of the Transactions and Founder’s execution and delivery of this Agreement is a material inducement and condition to Purchaser’s willingness to enter into the Agreement and to consummate the Transactions. Founder hereby (a) acknowledges that Founder has made certain covenants and undertaken and is subject to certain obligations under this Agreement and the Ancillary Agreements, (b) agrees to cause each Seller to perform and comply with each of its covenants and obligations set forth in this Agreement and the Ancillary Agreements, and (c) agrees to guarantee and be directly responsible for the payment and performance of Sellers’ obligations, including indemnification obligations, under this Agreement and the Ancillary Agreements.

Section 5.14    Audited Financial Statements.

(a)    Sellers shall obtain and deliver to Purchaser by the date that is 60 days after the Closing, (i) audited financial statements for the Business for the years ended December 31, 2019 and December 31, 2018 (the “Audited Financial Statements”) and (ii) unaudited financial statements for the Business for the nine month periods ended September 30, 2020 and September 30, 2019 (together with the Audited Financial Statements, the “Rule 3-05B Financial Statements”). Sellers shall reasonably cooperate with Purchaser regarding other financial information relating to the Business that Purchaser determines may be required in connection with any filing with the SEC by Purchaser after the Closing.

(b)    The Rule 3-05B Financial Statements will be (i) prepared in accordance with the books and records of the Business, (ii) prepared in accordance with Regulation S-X and GAAP and (iii) in the case of the Audited Financial Statements, accompanied by an opinion (the “Audit Opinion”) of Baker Tilly US, LLP (the “Independent Auditor”), which opinion complies with Regulation S-X. Sellers agree to provide Purchaser with an opportunity to review and comment on drafts of the Rule 3-05B Financial Statements, the form and substance of which shall be reasonably acceptable to Purchaser, and with reasonable access to the books, records and personnel of the Business and Sellers and all documents, schedules and work papers that are reasonably necessary for purposes of such review.

(c)    To the extent Purchaser determines that it is required to file the Rule 3-05B Financial Statements with the SEC under applicable requirements of Law, then Sellers will use their commercially reasonable efforts to cause the Independent Auditor to provide to Purchaser no later than five Business Days prior to the required filing date of the Rule 3-05B Financial Statements the consents necessary to permit the inclusion of the Audit Opinion with respect to the Audited Financial Statements in any reports and registration statements of Purchaser.

(d)    Whether or not Purchaser is ultimately required to file the Rule 3-05B Financial Statements with the SEC under applicable Law, Purchaser shall reimburse Sellers within 30 days of receipt of detailed invoices for all reasonable out-of-pocket costs, fees and expenses incurred by Sellers in connection with the preparation of the Rule 3-05B Financial Statements and the Audit Opinion, including any such costs, fees and expenses paid or payable to third party consultants (in each case, without markup and on a pass-through basis); provided, however, that Purchaser shall have no obligation to reimburse Sellers hereunder if the Rule 3-05B Financial Statements are not delivered to Purchaser on or before the date that is 60 days after the Closing.

(e)    If Sellers fail to deliver the Rule 3-05B Financial Statements to Purchaser by the date that is 60 days after the Closing Date (the “Rule 3-05B Due Date”), Sellers shall pay $250,000 to Purchaser (the “Rule 3-05B Fee”), by wire transfer of immediately available funds within two (2) Business Days following the Rule 3-05B Due Date. Each of the Parties acknowledges that the Rule 3-05B Fee is not a penalty, but rather is liquidated damages in a reasonable amount that will compensate Purchaser, in the circumstance in which such fee is due and payable, for the efforts and resources expended and the risks associated with failure to timely obtain the Rule 3-05B Financial Statements and in reliance on this Agreement and on the expectation of the receipt of such financial statements, which amount would otherwise be impossible to calculate with precision.

Section 5.15    Sellers’ Operations. Each Seller agrees that it will not wind-down, liquidate or otherwise dissolve its corporate (or similar) existence for a period of three years following the Closing Date.

Section 5.16    Access to Information. For the purposes of facilitating the terms and provisions set forth in Section 2.9 and Section 5.7, from and after the Closing Date, 9830 shall provide, or cause to be provided, to Purchaser and its representatives (a) on the last day of each month, a monthly date range report and summary in electronic format setting forth the raw data regarding the purchase and sale of all New Products sold or offered for sale by any Seller or any Affiliate thereof (including Founder), and costs of goods sold (measured in accordance with GAAP) of such New Products and (b) upon reasonable prior notice, reasonable access, during normal business hours, and in such manner as not to unreasonably interfere with the normal operations of Sellers, access to the properties, facilities, books and records (in whatever medium), customers and suppliers, and representatives of Sellers, in each case to the extent relating to the New Products, the purchase, sale and cost thereof; provided, however, that any such access shall be conducted at Purchaser’s expense.

Section 5.17    AIMEE License Agreement. From and after the Closing and until the date that is 150 days following the Closing Date, Purchaser, Sellers and Founder shall use reasonable efforts to negotiate the terms of, and enter into, a license agreement between Purchaser and Sellers for the license of Purchaser’s e-commerce platform (AIMEE) to Sellers on terms reasonably acceptable to Purchaser and Seller.

ARTICLE VI

CLOSING DELIVERABLES

Section 6.1    Sellers’ Closing Deliverables. At the Closing, Sellers shall execute and cause to be delivered, and Purchaser shall have received, Sellers’ Closing Deliverables.

Section 6.2    Purchaser’s Closing Deliverables. At the Closing, Purchaser shall execute and cause to be delivered, and Sellers shall have received, Purchaser’s Closing Deliverables.

ARTICLE VII

INDEMNIFICATION

Section 7.1    Survival.

(a)    The representations, warranties, covenants and agreements contained herein shall survive the Closing. The indemnification obligations under Section 7.2 with respect to breaches of representations and warranties contained in this Agreement or any certificate delivered pursuant to this Agreement shall survive the Closing and continue until the date that is 24 months after the Closing Date.

(b)    The indemnification obligations under Section 7.2 with respect to breaches of covenants and agreements contained in this Agreement or any certificate delivered pursuant to this Agreement shall survive the Closing and continue until the earlier of (i) 60 days after the statute of limitations (giving effect to any waiver, mitigation or extension thereof) applicable to the subject matter of such covenants and agreements bars all claims with respect to such subject matter; or (ii) seven years following the Closing Date.

(c)    Notwithstanding anything to the contrary contained herein, if written notice of any claim for indemnification hereunder has been delivered in accordance herewith prior to the expiration of the applicable period set forth above, the indemnification obligations hereunder shall continue with respect to such claim until the final resolution and satisfaction of such claim in accordance with the provisions of this Article VII, and Founder and each Seller (collectively, the “Seller Indemnifying Parties”) shall indemnify the Purchaser Indemnified Party for all Losses incurred in respect of such claim (subject to any applicable limitations herein), regardless of when such Losses are incurred.

Section 7.2    Indemnification by Sellers.

(a)    From and after the Closing, and subject to the terms of this Agreement, the Seller Indemnifying Parties shall, jointly and severally, indemnify, defend and hold harmless the Purchaser Indemnified Parties from and against, and pay or reimburse the Purchaser Indemnified Parties for, any and all Losses relating to, imposed upon, suffered or incurred by any Purchaser Indemnified Party by reason of, resulting from or arising out of:

(i)    any inaccuracy in or breach of any of the representations or warranties of Sellers and Founder contained in this Agreement or any certificate delivered pursuant to this Agreement;

(ii)    any breach by any Seller or Founder of any of their respective covenants or agreements contained in this Agreement or any certificate delivered pursuant to this Agreement; and

(iii)    any Excluded Liability.

Section 7.3    Indemnification Procedure.

(a)    If any Purchaser Indemnified Party receives notice of the assertion of any claim or of the commencement of any Proceeding by any Person who is not a Party or an Affiliate of a Party (a “Third Party Claim”) against such Purchaser Indemnified Party, with respect to which the Seller Indemnifying Parties are or may be required to provide indemnification under this Agreement, the Purchaser Indemnified Party shall give written notice regarding such Third Party Claim to 9830 within 30 days after learning of such Third Party Claim, provided that the failure to so notify 9830 shall not relieve Sellers of their obligations under this Article VII except to the extent (and only to the extent) that Sellers incur greater costs by reason of such failure, and will not relieve Sellers from any other obligation that they may have to a Purchaser Indemnified Party other than under this Article VII. For purposes of this Article VII, any references to the Purchaser Indemnified Party shall, if the context so applies or if Purchaser so elects, be deemed to refer to Purchaser on behalf of the applicable Purchaser Indemnified Party. For purposes of this Article VII, any references to Sellers (except provisions relating to an obligation to make payment) shall be deemed to refer to 9830 (on behalf of Sellers).

(b)    Sellers shall be entitled to participate in the defense of such Third Party Claim at Sellers’ expense (which expenses shall not be applied against any indemnity limitation herein). Sellers’ at their option shall be entitled to assume the defense thereof (subject to the limitations set forth below) by (i) delivering written notice to the Purchaser Indemnified Party of their election to assume the defense of such Third Party Claim within 15 days of receipt of notice from the Purchaser Indemnified Party, (ii) appointing a nationally recognized and reputable counsel reasonably acceptable to the Purchaser Indemnified Party to be the lead counsel in connection with such defense and (iii) entering into a written agreement with the Purchaser Indemnified Party that Sellers are unconditionally obligated to pay and satisfy any Losses which may arise with respect to such Third Party Claim and provides evidence of their ability to satisfy such obligation, in each case, in form and substance reasonably satisfactory to the Purchaser Indemnified Party. If Sellers do not expressly elect to assume the defense of such Third Party Claim within the time period and otherwise in accordance with the preceding sentence, the Purchaser Indemnified Party shall have the sole right to assume the defense of and to settle such Third Party Claim.

(c)    If Sellers have assumed the defense of a Third Party Claim in accordance with the terms hereof, the Purchaser Indemnified Party shall be entitled to participate in the defense of such claim and to employ counsel of its choice for such purpose, and the fees and expenses of such separate counsel shall be borne by the Purchaser Indemnified Party other than any fees and expenses of such separate counsel (i) that are incurred prior to the date Sellers assume control of such defense, (ii) if the Purchaser Indemnified Party reasonably shall have concluded (upon advice of its counsel) that there may be one or more legal defenses available to such Purchaser Indemnified Party that are not available to Sellers, or (iii) if Sellers may have different, conflicting, or adverse legal positions or interests from the Purchaser Indemnified Party with respect to such Third Party Claim.

(d)    Notwithstanding anything to the contrary contained herein, Sellers shall not be entitled to control the defense of a Third Party Claim (and the Purchaser Indemnified Party shall be entitled to maintain or assume control of the defense of such Third Party Claim, at Sellers’ sole expense) if (i) the Third Party Claim relates to or involves any criminal or quasi criminal Proceeding, (ii) the Third Party Claim could reasonably be expected to materially and adversely affect the Purchaser Indemnified Party (as determined by the Purchaser Indemnified Party in good faith) other than as solely a result of money damages, (iii) the Third Party Claim seeks an injunction or other equitable relief against the Purchaser Indemnified Party, (iv) the Third Party Claim involves Taxes (which shall be governed exclusively by Section 5.1(a)), (v) there exists or would, or could reasonably be expected to, exist a conflict of interest that would make it inappropriate in the judgment of the Purchaser Indemnified Party for the same counsel to represent both the Purchaser Indemnified Party and Sellers, (vi) the Purchaser Indemnified Party elects to pursue one or more defenses or counterclaims available to it that are inconsistent with one or more of those that are being pursued by Sellers in respect of such Third Party Claim or any litigation relating thereto, (vii) the Third Party Claim involves a customer or supplier of the Business, Acquisition Sub or any other Purchaser Indemnified Party, (viii) the Third Party Claim relates to any Intellectual Property, or (ix) Sellers fail to vigorously defend the Third Party Claim.

(e)    If Sellers shall control the defense of any Third Party Claim, Sellers shall obtain the prior written consent of the Purchaser Indemnified Party before entering into any settlement of, consenting to the entry of any judgment with respect to or ceasing to defend such Third Party Claim if (i) pursuant to or as a result of such settlement, consent or cessation, injunctive or other equitable relief will be imposed against the Purchaser Indemnified Party, or a finding or admission of any violation of Law would be made by any Purchaser Indemnified Party, or such settlement, consent or cessation could otherwise reasonably be expected to interfere with or adversely affect the business, operations or assets of the Purchaser Indemnified Party, or (ii) such settlement or judgment does not expressly and unconditionally release the Purchaser Indemnified Party from all Liabilities and obligations with respect to such Third Party Claim.

(f)    The indemnification required hereunder in respect of a Third Party Claim shall be made by prompt payment by Sellers of the amount of actual Losses in connection therewith, as and when bills are received by Sellers or within 10 days following Sellers’ receipt of notice that Losses have been incurred.

(g)    Notwithstanding the provisions of Section 8.10, Sellers hereby consent to the nonexclusive jurisdiction of any court in which a Proceeding in respect of a Third Party Claim is brought against any Purchaser Indemnified Party for purposes of any claim that a Purchaser Indemnified Party may have under this Agreement with respect to such Proceeding or the matters alleged therein and agrees that process may be served on Seller with respect to such claim anywhere.

(h)    Sellers shall not be entitled to require that any Proceeding be made or brought against any other Person before a Proceeding is brought or claim is made against it hereunder by the Purchaser Indemnified Party.

(i)    If any Purchaser Indemnified Party has a claim against Sellers hereunder that does not involve a Third Party Claim being asserted against or sought to be collected from such Purchaser Indemnified Party, the Purchaser Indemnified Party shall deliver notice of such claim with reasonable promptness to Sellers, provided that the failure to so notify Sellers shall not relieve Sellers of their obligations under this Article VII except to the extent (and only to the extent) that Sellers are actually and materially prejudiced by reason of such failure, and will not relieve Sellers from any other obligation that they may have to a Purchaser Indemnified Party other than under this Article VII. If Sellers do not notify the Purchaser Indemnified Party within 10 days following its receipt of such notice that Sellers dispute their Liability to the Purchaser Indemnified Party hereunder, such claim specified by the Purchaser Indemnified Party in such notice shall be conclusively deemed a Liability of Sellers hereunder and Sellers shall pay the amount of such Liability to the Purchaser Indemnified Party on demand.

(j)    If Sellers agree that they have an indemnification obligation under this Article VII but assert that they are obligated to pay a lesser amount than that claimed by the Purchaser Indemnified Party, Sellers shall pay such lesser amount promptly to the Purchaser Indemnified Party, without prejudice to or waiver of the Purchaser Indemnified Party’s claim for the difference.

Section 7.4    Certain Limitations.

(a)    Basket for Losses of the Purchaser Indemnified Parties. Sellers shall not be liable under Section 7.2(a)(i) unless the aggregate Losses incurred by the Purchaser Indemnified Parties with respect to all matters for which indemnification is to be provided under Section 7.2(a)(i) exceed $300,000 (the “Basket Amount”). If and when such Basket Amount is met, then Sellers will be liable under Section 7.2(a)(i) for all such Losses from the first dollar thereof.

(b)    Caps on Losses of the Purchaser Indemnified Parties. The aggregate amount required to be paid by Sellers under Section 7.2(a)(i), other than with respect to any inaccuracies in or breaches of the Fundamental Representations, shall not exceed $9,000,000 (the “General Cap”). The aggregate amount required to be paid by Sellers under Section 7.2(a)(i) with respect to inaccuracies in or breaches of the Fundamental Representations shall not exceed the Purchase Price; provided, that in the event of a breach of a representation in Section 3.10 that relates to the Intellectual Property specified solely and exclusively in clauses (e), (f) and (g) of the definition of Intellectual Property, such breach shall be treated as a breach of a non-Fundamental Representation and therefore subject to the General Cap; provided, however, that (and for the avoidance of doubt), if any such breach also relates in any manner to any Intellectual Property specified in clauses (a), (b), (c), (d), (h), (i) or (j), such breach shall be deemed a breach of a Fundamental Representation and shall not be limited to the General Cap.

(c)    Exceptions to Basket and Cap. Notwithstanding anything to the contrary contained herein, (i) the limitations set forth in Section 7.4(a) shall not apply to Losses by reason of, resulting from or arising out of any breach of any Fundamental Representation, (ii) the limitations set forth in Section 7.4(a) and Section 7.4(b) shall not apply to Losses by reason of, resulting from or arising out of, any claims of fraud, and (iii) no indemnification payment made by any Seller Indemnifying Party by reason of, resulting from or arising out of, any breach of any Fundamental Representation shall be considered in determining whether the Basket Amount or the General Cap has been exceeded.

(d)    Payments by Sellers in respect of any Loss will be limited to the amount of such Loss that remains after deducting therefrom any third party insurance proceeds, indemnification payments (other than from Sellers) and other third party recoveries actually received by the Purchaser Indemnified Party in respect of any such claim, less any related costs and expenses. Notwithstanding the foregoing, in no event will any Purchaser Indemnified Party be required to seek recovery of any such Loss under its insurance policies or from any other Person.

Section 7.5    Materiality Qualifiers. Notwithstanding anything to the contrary contained herein, for purposes of determining (a) whether a breach of a representation or warranty exists for purposes of this Agreement or any certificate delivered pursuant to this Agreement, (b) the amount of Losses arising from such a breach for which the Purchaser Indemnified Parties are entitled to indemnification under this Agreement and (c) whether the Basket Amount has been exceeded, each such representation and warranty shall be read without giving effect to any qualification that is based on materiality, including the words “material,” “material adverse effect,” “in any material respect” and other uses of the word “material” or words of similar meaning (and shall be treated as if such words were deleted from such representation or warranty).

Section 7.6    Indemnification as Sole Remedy. Following the Closing, except as set forth in Section 2.8 (Post-Closing Inventory Sales and Payments), Section 5.1 (Agreements Regarding Tax Matters), Section 5.11 (Transition Services), Section 5.14(e) (Rule 3-05B Fee) and Section 8.12 (Specific Performance), the indemnification provided for in this Article VII shall be the sole and exclusive remedy and recourse of Purchaser for any breach of this Agreement. Notwithstanding the foregoing or anything else in this Agreement to the contrary, (a) in the case of fraud, Sellers and the Purchaser Indemnified Parties shall have all remedies available under this Agreement or otherwise at Law without giving effect to any of the limitations or waivers contained herein, and (b) nothing herein shall limit any Party’s right to seek and obtain equitable remedies with respect to any covenant or agreement contained in any Transaction Document.

Section 7.7    Investigation. Notwithstanding anything to the contrary contained herein, if the Transactions are consummated, the Purchaser Indemnified Parties expressly reserve the right to seek indemnity or other remedy for any Losses arising out of or relating to any breach of any representation, warranty or covenant contained herein, notwithstanding (a) any investigation by, disclosure to or knowledge of Purchaser or any of its Affiliates or the directors, officers, employees, consultants, financial advisors, counsel, accountants and other agents of Purchaser or any of its Affiliates in respect of any fact or circumstances that reveals the occurrence of any such breach, whether before or after the execution and delivery hereof or (b) Parent’s waiver of any condition to the Closing or participation in the Closing.

Section 7.8    Satisfaction of Indemnification Claims. The Purchaser Indemnified Parties shall be entitled to seek recovery for satisfaction of claims for indemnification (including claims in respect of Fundamental Representations) directly from any Seller or Founder. If any undisputed amount owed under this Article VII is not paid within 10 days of Sellers and the Purchaser Indemnified Parties agreeing such amount is due or upon a final adjudication determined by a court of competent jurisdiction that such amount is due (either, a “Final Determination”), Purchaser may, in its sole discretion, in addition to all other remedies it may have, recover some or all of such amount by setting off such amount against any amounts then due and payable by Purchaser or any of its Affiliates to Sellers or any their Affiliates under the Transaction Documents or any other agreement with Sellers. In each case, the exercise of such right to set off shall not constitute a breach of any Purchaser Indemnified Party’s obligations under the Transaction Documents or any other agreement with a Seller, and the exercise or failure to exercise such right to set off shall not constitute an election of remedies or limit any Purchaser Indemnified Party in any manner in the enforcement of any other remedies that may be available to such Purchaser Indemnified Party.

Section 7.9    Tax Treatment of Payments. All indemnification payments made pursuant to this Agreement shall be treated by Purchaser and Sellers, to the extent permitted by Law, as an adjustment to the Purchase Price for income Tax purposes.

ARTICLE VIII

MISCELLANEOUS

Section 8.1    Notices. All notices and other communications made pursuant to or under this Agreement shall be in writing and shall be deemed to have been duly given or made (a) when personally delivered, (b) as of the date transmitted when transmitted by electronic mail, (c) one Business Day after deposit with a nationally recognized overnight courier service, or (d) three Business Days after the mailing if sent by registered or certified mail, postage prepaid, return receipt requested. All notices and other communications under this Agreement shall be delivered to the addresses set forth below, or such other address as such Party may have given to the other Parties by notice pursuant to this Section 8.1 (or in the case of counsel, to such other readily ascertainable business address as such counsel may hereinafter maintain):

If to Sellers or Founder:	9830 Macarthur LLC 30 N Gould St., Ste R Sheridan, Wyoming 82801 E-Mail: [...***...] Attention: Jelena Puzovic

with a copy to (which shall not constitute notice):	Seck & Associates LLC 7285 W 132nd Street Suite 240 Overland Park, KS 66213 E-Mail: [...***...] Attention: Sheila Seck

If to Purchaser:	Mohawk Group Holdings, Inc. 37 E 18th St., 7th Floor NY, NY 10003 E-Mail: [...***...] Attention: Joe Riscio

with a copy to (which shall not constitute notice):	Paul Hastings LLP 1117 S California Ave. Palo Alto, CA 94304 E-Mail: [...***...] Attention: Jeff Hartlin

Section 8.2    Expenses. Except as otherwise provided herein, all fees and expenses incurred in connection with or related to the Transaction Documents and the Transactions shall be paid by the Party incurring such fees or expenses, whether or not such transactions are consummated.

Section 8.3    Entire Agreement. All references in this Agreement or the Ancillary Agreements shall include all Exhibits and Schedules hereto. This Agreement, the Confidentiality Agreement and the Ancillary Agreements constitute the entire agreement of the Parties relating to the subject matter hereof and thereof and supersede all prior agreements or understandings between the Parties with respect to such subject matter. Each Seller and Founder acknowledges and agrees that neither Purchaser nor any of its Affiliates or representatives are making, and no Seller or Founder is relying upon, any representations, warranties or other statements by Purchaser or any of its Affiliates or representatives with respect to the conduct and operations (financial or otherwise) of the Business by Purchaser and its Affiliates following the Closing.

Section 8.4    No Third-Party Beneficiaries. This Agreement shall inure exclusively to the benefit of and be binding upon the Parties, any Person entitled to indemnification under Article VII with respect to the provisions therein, and their respective successors, permitted assigns, executors and legal representatives. Nothing in this Agreement, express or implied, is intended to confer on any Person (other than the Parties or their respective successors and permitted assigns, any Person entitled to indemnification under Article VII with respect to the provisions therein) any rights, remedies, obligations or liabilities under or by reason of this Agreement.

Section 8.5    Assignments. This Agreement will be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and permitted assigns, but will not be assignable or delegable by any Party, by operation of Law or otherwise, without the prior written consent of the other Parties; provided, however, that nothing in this Agreement shall or is intended to limit the ability of Purchaser to assign its rights or delegate its responsibilities, liabilities and obligations under this Agreement, in whole or in part, without the consent of Sellers (a) to any Affiliate of Purchaser, (b) in connection with a change of control of Acquisition Sub or Parent or (c) in the event of a sale of all or substantially all of the assets of Acquisition Sub or Parent. Any attempted assignment in violation of this Section 8.5 shall be void ab initio.

Section 8.6    Amendment; Waiver. This Agreement may be amended, modified or waived only by the written agreement of the Parties. No failure or delay of any Party to exercise any right or remedy given to such Party under this Agreement or otherwise available to such Party or to insist upon strict compliance by any other Party with its obligations hereunder and no single or partial exercise of any such right or power shall constitute a waiver of any Party’s right to demand exact compliance with the terms hereof. Any written waiver shall be limited to those items specifically waived therein and shall not be deemed to waive any future breaches or violations or other non-specified breaches or violations unless, and to the extent, expressly set forth therein.

Section 8.7    Agreement Controls. In the event that a provision of any Ancillary Agreement is inconsistent with, conflicts with or contradicts any term of this Agreement, the terms of this Agreement shall prevail.

Section 8.8    Severability. If any term or provision of this Agreement is held invalid, illegal or unenforceable in any respect under any applicable Law, the validity, legality and enforceability of all other terms and provisions of this Agreement will not in any way be affected or impaired. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated by this Agreement be consummated as originally contemplated to the greatest extent possible.

Section 8.9    Governing Law. This Agreement shall be construed and enforced in accordance with, and all questions concerning the construction, validity, interpretation, inducement to enter and/or performance of this Agreement (whether related to breach of contract, tortious conduct or otherwise and whether now existing or hereafter arising) shall be governed by, the internal Laws of the State of Delaware, without giving effect to any Law that would cause the Laws of any jurisdiction other than the State of Delaware to be applied. Purchaser shall cause the Purchaser Indemnified Parties, to comply with the foregoing as though such Purchaser Indemnified Parties were a Party to this Agreement.

Section 8.10    Consent to Jurisdiction; Service of Process; Waiver of Jury Trial.

(a)    Each Party agrees that any Proceeding arising out of or relating to this Agreement or any transaction contemplated hereby shall be brought exclusively in any state or federal court located in New York County, State of New York and each of the Parties hereby submits to the exclusive jurisdiction of such courts for itself and with respect to its property, generally and unconditionally, for the purpose of any such Proceeding. A final judgment in any such Proceeding may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Each Party agrees not to commence any Proceeding arising out of or relating to this Agreement or the transactions contemplated hereby except in the courts described above (other than actions in any court of competent jurisdiction to enforce any judgment, decree or award rendered by any such court in New York as described above), irrevocably and unconditionally waives any objection to the laying of venue of any Proceeding arising out of or relating to this Agreement or the transactions contemplated hereby in any such court, and hereby irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such Proceeding brought in any such court has been brought in an inconvenient forum or does not have jurisdiction over any Party. Each Party agrees that service of any process, summons, notice or document by U.S. registered mail to such Party’s respective address set forth herein shall be effective service of process for any such Proceeding.

(b)    EACH PARTY HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT, STATUTE OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE TRANSACTIONS CONTEMPLATED HEREBY OR THE ACTIONS OF SUCH PARTY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF. EACH PARTY FURTHER WAIVES ANY RIGHT TO SEEK TO CONSOLIDATE ANY PROCEEDING IN WHICH A JURY TRIAL HAS BEEN WAIVED WITH ANY OTHER PROCEEDING IN WHICH A JURY TRIAL CANNOT OR HAS NOT BEEN WAIVED. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED OR WARRANTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (III) EACH PARTY MAKES THIS WAIVER VOLUNTARILY AND (IV) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 8.10.

Section 8.11    Admissibility into Evidence. All offers of compromise or settlement among the Parties or their officers, directors, managers, employees, attorneys, accountants, consultants, financial advisors or other agents in connection with the attempted resolution of any dispute under this Agreement shall be deemed to have been delivered in furtherance of a settlement and shall be exempt from discovery and production and shall not be admissible in evidence (whether as an admission or otherwise) in any Proceeding for the resolution of such dispute.

Section 8.12    Specific Performance. The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Accordingly, each of the Parties shall be entitled to enforce specifically the provisions of this Agreement, including obtaining an injunction or injunctions to prevent breaches or threatened breaches of this Agreement, in any court designated to resolve disputes concerning this Agreement (or, if such court lacks subject matter jurisdiction, in any appropriate state or federal court), this being in addition to any other remedy to which such Party is entitled at Law or in equity. Each Party further agrees not to assert and waives (a) any defense in any action for specific performance that a remedy at Law would be adequate and (b) any requirement under any Law to post security or provide indemnity as a prerequisite to obtaining equitable relief.

Section 8.13    Other Remedies. Except to the extent set forth otherwise in this Agreement, all remedies under this Agreement expressly conferred upon a Party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or at Law or in equity upon such Party, and the exercise by a Party of any one remedy will not preclude the exercise of any other remedy.

Section 8.14    Rules of Construction. The following rules of construction shall govern the interpretation of this Agreement: (a) all references to Articles, Sections, Exhibits or Schedules are to Articles, Sections, Exhibits or Schedules in this Agreement; (b) each accounting term not otherwise defined in this Agreement has the meaning assigned to it in accordance with GAAP; (c) unless the context otherwise requires, words in the singular or plural include the singular and plural, and pronouns stated in either the masculine, the feminine or neuter gender shall include the masculine, feminine and neuter; (d) whenever the words “include,” “includes” or “including” are used in this Agreement they shall be deemed to be followed by the words “but not limited to;” (e) the word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not simply mean “if;” (f) references to any statute, rule, regulation or form (including in the definition thereof) shall be deemed to include references to such statute, rule, regulation or form as amended, modified, supplemented or replaced from time to time (and, in the case of any statute, include any rules and regulations promulgated under such statute), and all references to any section of any statute, rule, regulation or form include any successor to such section; (g) when calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is referenced in beginning the calculation of such period will be excluded (for example, if an action is to be taken within two days after a triggering event and such event occurs on a Tuesday, then the action must be taken on or prior to Thursday); if the last day of such period is a non-Business Day, the period in question will end on the next succeeding Business Day; (h) time is of the essence with regard to all dates and time periods set forth or referred to in this Agreement; (i) the subject headings of Articles and Sections of this Agreement are included for purposes of convenience of reference only and shall not affect the construction or interpretation of any of its provisions; (j) (i) the terms “hereof,” “herein,” “hereby,” “hereto,” and derivative or similar words refer to this entire Agreement, including the Schedules and Exhibits hereto; (ii) the term “any” means “any and all”, and (iii) the term “or” shall not be exclusive and shall mean “and/or;” (k) (i) references to “days” means calendar days unless Business Days are expressly specified and (ii) references to “$” mean U.S. dollars; (l) the Parties intend that each representation, warranty, covenant and agreement contained herein shall have independent significance, and if any Party has breached any representation, warranty, covenant or agreement contained herein in any respect, the fact that there exists another representation, warranty, covenant or agreement relating to the same or similar subject matter that the Party has not breached shall not detract from or mitigate the fact that the Party is in breach of the first representation, warranty, covenant or agreement; (m) all uses of “written” contained in Article III and Article IV shall be deemed to include information transmitted via e-mail, facsimile or other electronic transmission; (n) for purposes of Article III, information shall be deemed to have been “made available” to Purchaser only if such information was posted to the electronic data room hosted by IdealsVDR maintained by Sellers under the project name “Smashcommerce” at

https://www4.idealsvdr.com/v3/Smash_Commerce/ in a manner accessible and reviewable by Purchaser at least three Business Days prior to the Closing Date (and not removed therefrom during such three Business Day period); (o) any drafts of this Agreement or any Ancillary Agreement circulated by or among the Parties prior to the final fully executed drafts shall not be used for purposes of interpreting any provision of this Agreement or any Ancillary Agreement, and each of the Parties agrees that no Party or Purchaser Indemnified Party shall make any claim, assert any defense or otherwise take any position inconsistent with the foregoing in connection with any dispute or Proceeding among any of the foregoing or for any other purpose; and (p) the Parties have participated jointly in the negotiation and drafting of this Agreement and the Ancillary Agreements; in the event an ambiguity or question of intent or interpretation arises, this Agreement and the Ancillary Agreements shall be construed as if drafted jointly by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement or any Ancillary Agreement and the language used in it will be deemed to be the language chosen by the Parties to express their mutual intent.

Section 8.15    Counterparts; Deliveries. This Agreement may be executed in multiple counterparts, each of which shall be deemed to be an original but all of which shall constitute one and the same agreement. This Agreement may be executed by facsimile or electronic (.pdf) signature and a facsimile or electronic (.pdf) signature shall constitute an original for all purposes.

[The remainder of this page is intentionally left blank.]

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first written above.

PARENT:

MOHAWK GROUP HOLDINGS, INC.

By:	/s/ Fabrice Hamaide
Name:	Fabrice Hamaide
Its:	Chief Financial Officer

(Signature Page to Asset Purchase Agreement)

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first written above.

ACQUISITION SUB:

TRUWEO, LLC

By:	/s/ Fabrice Hamaide
Name:	Fabrice Hamaide
Its:	Chief Financial Officer

(Signature Page to Asset Purchase Agreement)

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first written above.

SELLERS:

9830 MACARTHUR LLC A Wyoming limited liability company

MANAGER: Nijor Children’s Irrevocable Trust UA, dated January 2, 2017

/s/ Jelena Puzovic
By: Jelena Puzovic, Trustee of the Nijor Children’s Irrevocable Trust UA, dated January 2, 2017

RELIANCE EQUITIES GROUP, LLC A Wyoming limited liability company SOLE MEMBER: 9830 MACARTHUR LLC

/s/ Jelena Puzovic
By: Jelena Puzovic, Trustee of the Nijor Children’s Irrevocable Trust UA, dated January 2, 2017, as Manager of 9830 Macarthur, LLC

(Signature Page to Asset Purchase Agreement)

ZN DIRECT LLC A Wyoming limited liability company SOLE MEMBER: 9830 MACARTHUR LLC

/s/ Jelena Puzovic
By: Jelena Puzovic, Trustee of the Nijor Children’s Irrevocable Trust UA, dated January 2, 2017, as Manager of 9830 Macarthur, LLC

FOUNDER

/s/ Jelena Puzovic
Jelena Puzovic

(Signature Page to Asset Purchase Agreement)